Exhibit 2.6

ACQUISITION AGREEMENT

dated as of April 29, 2009,

among

CLEAN HARBORS, INC.,
a corporation incorporated
under the laws of Massachusetts (“Parent”),

CLEAN HARBORS CANADA, INC.,
a corporation incorporated
under the laws of New Brunswick (“Purchaser”),

and

EVEREADY INC.,
a corporation incorporated
under the laws of Alberta (“Eveready”)

i

ii

ACQUISITION AGREEMENT

ACQUISITION AGREEMENT dated as of April 29, 2009, among CLEAN HARBORS, INC., a corporation incorporated under the laws of Massachusetts, United States (“Parent”), CLEAN HARBORS CANADA, INC., a corporation incorporated under the laws of New Brunswick, Canada (“Purchaser”), and EVEREADY INC., a corporation incorporated under the laws of Alberta, Canada (“Eveready”).

WHEREAS, (i) the board of directors of Parent has deemed it advisable and in the best interests of its shareholders and (ii) the board of directors of Eveready has deemed it fair to the shareholders of Eveready and in the best interests of Eveready, upon the terms and subject to the conditions set forth herein, for Purchaser to acquire all of the outstanding common shares of Eveready pursuant to the plan of arrangement provided for herein (the “Plan of Arrangement”); and

WHEREAS, in furtherance of such acquisition, the board of directors of each of Parent, Purchaser and Eveready has approved the transactions contemplated by this Agreement, and Eveready has agreed upon the terms and subject to the conditions set forth herein to (i) submit a special resolution, substantially in the form of Schedule B hereto (the “Arrangement Resolution”), to the holders of Eveready common shares for approval, and (ii) submit the Plan of Arrangement to the Court of Queen’s Bench of Alberta for approval;

NOW THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I.

INTERPRETATION

Section 1.1.                                Definitions

In this Agreement, unless something in the subject matter or the context is inconsistent therewith:

“ABCA” means the Business Corporations Act (Alberta), R.S.A. 2000, c. B-9, together with any amendments thereto and all of the regulations thereunder.

“Acquisition Proposal” means any (i) proposal or offer (written or oral) relating to any merger, consolidation, amalgamation, take-over bid, tender offer, exchange offer, arrangement, recapitalization, liquidation, dissolution, share exchange, sale of assets representing 20% or more of the net income, revenues or assets of Eveready and its Subsidiaries, taken as a whole (or any license, lease, long-term supply agreement or other arrangement having the same economic effect as a sale of assets representing 20% or more of the net income, revenues or assets of Eveready and its Subsidiaries, taken as a whole), (ii) purchase or sale of shares or other securities of Eveready or any of its Subsidiaries or rights or interests therein or thereto representing 20% or more of the voting securities of Eveready (in terms of number of shares or voting power) in a single transaction or series of transactions, (iii) sale of any of its Subsidiaries representing 20% or more of the net income, revenues or assets of Eveready and its Subsidiaries, taken as a whole,

(iv) similar transactions involving Eveready and/or any of its Subsidiaries, excluding the Arrangement and the transactions contemplated by this Agreement or any transaction to which Parent, Purchaser or an Affiliate of Parent or Purchaser is a party, (v) other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Arrangement, or (vi) proposal or offer to, or public announcement of an intention to, do any of the foregoing from any Person other than Parent, Purchaser or an Affiliate of Parent or Purchaser.

“Affiliate” has the meaning ascribed thereto in the Securities Act.

“Agreement” means this Acquisition Agreement as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Arrangement” means the arrangement of Eveready under Section 193 of the ABCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 8.3 hereof or Article 4 of the Plan of Arrangement or made at the direction of the Court in the Final Order.

“Arrangement Resolution” means the special resolution of the Eveready Shareholders approving the Plan of Arrangement to be considered at the Eveready Meeting, to be substantially in the form and content as set out on Schedule B.

“Articles of Arrangement” means the articles of arrangement of Eveready in respect of the Arrangement, required by the ABCA to be sent to the Registrar after the Final Order is made.

“Board” and “Board of Directors” means the board of directors of Eveready.

“Business Day” means any day, other than a Saturday, a Sunday or a statutory holiday in Calgary, Alberta, Canada, or Boston, Massachusetts, United States.

“Canadian GAAP” has the meaning ascribed thereto in Section 1.7.

“Cat Tech Assets” means all of the outstanding equity interests in Cat Tech Operating Limited Partnership, Cat Tech Canada Ltd., Cat Tech, LLC, Breathing Systems International, Inc. and Safety Watch, LLC, and the respective Subsidiaries of such Persons, together with all of the assets and business now held and conducted by such Persons and their Subsidiaries.

“Cat Tech Purchase” has the meaning ascribed thereto in Section 2.4(c)(i).

“Cat Tech Purchase Price” has the meaning ascribed thereto in Section 2.4(c)(i).

“Certificate” means the certificate or other confirmation of filing to be issued by the Registrar pursuant to subsection 193(11) of the ABCA giving effect to the Arrangement.

“Closing Conditions” has the meaning ascribed thereto in Section 2.4(a).

“Closing Date” has the meaning ascribed thereto in Section 2.4(a).

“commercially reasonable efforts” means, with respect to any Party, the agreement of such Party to cooperate and to use its reasonable efforts consistent with commercial practice without (a) payment or incurrence of any liability or obligation, other than reasonable expenses, or (b) the requirement to engage in litigation.

“Competition Act” means the Competition Act (Canada), as amended from time to time and the rules and regulations promulgated thereunder.

“Confidentiality Agreement” means the letter agreement dated January 26, 2009 between Parent and Eveready relating primarily to the provision, subject to the terms and conditions therein specified, of confidential information of Eveready to Parent and of Parent to Eveready.

“Contract” means any contract, agreement, option, entitlement, license, franchise, lease, arrangement, commitment (contingent or otherwise), understanding or other right or obligation (written or oral) to which Eveready or any of its Subsidiaries is a party or by which Eveready or any of its Subsidiaries is bound or affected or to which any of their respective properties or assets is subject.

“Court” means the Court of Queen’s Bench of Alberta.

“Disclosure Letter” means the letter of disclosure dated as of the date of this Agreement and signed by one or more officers of Eveready and delivered to Parent.

“Effective Time” has the meaning ascribed thereto in the Plan of Arrangement.

“Environment” means the natural environment (including soil, land surface or subsurface strata), surface waters, groundwater, sediment, ambient air (including all layers of the atmosphere), organic and inorganic matter and living organisms, and any other environmental medium or natural resource.

“Environmental Laws” means all applicable Laws relating to public health and safety, noise control, pollution or the protection or preservation of the Environment or to the generation, production, installation, use, storage, treatment, transportation, Release or threatened Release or remediation of Hazardous Substances, including civil responsibility for acts or omissions with respect to the Environment, and all Permits issued pursuant to such Laws.

“Environmental Reports” has the meaning ascribed thereto in Section 3.1(v)(ii).

“Eveready” has the meaning ascribed thereto in the preamble to this Agreement.

“Eveready Amended and Restated Credit Agreement” means the amended and restated credit agreement dated December 31, 2008 between Eveready and a syndicate of lenders led by a Canadian affiliate of GE Energy Financial Services, as amended from time to time.

“Eveready Circular” means the notice of the Eveready Meeting and accompanying Eveready management information circular, including all schedules, appendices and exhibits thereto, to be sent to the Eveready Shareholders in connection with the Eveready Meeting, as amended, supplemented or otherwise modified from time to time.

“Eveready Common Shares” means the common shares in the capital of Eveready.

“Eveready Debentures” means the 7% convertible unsecured subordinated debentures of Eveready in the principal amount of $50,000,000, originally issued by Predecessor and assumed by Eveready pursuant to the Trust Indenture.

“Eveready Deferred Annual Bonus Share Plan” means the deferred annual bonus share plan dated December 31, 2008 established by Eveready.

“Eveready Deferred Shares” means the outstanding deferred shares granted under the Eveready Deferred Annual Bonus Share Plan.

“Eveready Environmental Permits” has the meaning ascribed thereto in Section 3.1(v)(i)(A).

“Eveready Financial Statements” has the meaning ascribed thereto in Section 3.1(i).

“Eveready Interim Financial Statements” has the meaning ascribed thereto in Section 3.1(i).

“Eveready Intellectual Property Rights” has the meaning ascribed thereto in Section 3.1(t).

“Eveready Management Shareholders” means Rod Marlin, Bert Holtby, Peter Lacey, Glen Fleming, Marvin Lefebvre, Wally Dumont and Lyle Jeffries.

“Eveready Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate with other such changes, effects, events, occurrences, states of facts or developments, is both material and adverse with respect to the financial condition, business, operations, results of operations, properties, assets, liabilities (including contingent liabilities) or capitalization of Eveready and its Subsidiaries taken as a whole, as the case may be; provided, however, that to the extent any effect, event, occurrence, state of facts or development is caused by or results from any of the following, it shall not be taken into account in determining whether there has been (or whether there could reasonably be expected to be) an “Eveready Material Adverse Effect”: (a) conditions affecting the United States or Canadian economy generally, (b) conditions generally affecting the industries in which Eveready and its Subsidiaries conduct their business (and not having a disproportionate adverse effect on Eveready and its Subsidiaries), (c) conditions directly caused by the actions of Parent or Purchaser or resulting from actions taken in accordance with a request or the consent of Parent made after the date hereof, (d) any change in the market price or trading volume of securities or failure by Eveready to meet published securities analyst estimates (but not the underlying causes thereof), and (e) material worsening of market conditions caused by acts of terrorism or war occurring after the date hereof.

“Eveready Meeting” means the special meeting of Eveready Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution.

“Eveready Option” means an option to purchase Eveready Common Shares granted under the Eveready Share Option Plan.

“Eveready Organizational Documents” has the meaning ascribed thereto in Section 3.1(b).

“Eveready Plans” has the meaning ascribed thereto in Section 3.1(r)(i).

“Eveready Reports” has the meaning ascribed thereto in Section 3.1(h).

“Eveready Shareholders” means the holders of Eveready Common Shares.

“Eveready Share Option Plan” means the stock option plan dated December 31, 2008 established by Eveready.

“Eveready Public Disclosure Record” means all documents filed on the System for Electronic Document Analysis and Retrieval (SEDAR) by either Eveready or Predecessor after December 31, 2006 and before the date of this Agreement.

“Eveready Technology” has the meaning ascribed thereto in Section 3.1(t).

“Eveready Termination Fee” has the meaning ascribed thereto in Section 7.4(a)(i).

“Eveready Year-End Financial Statements” has the meaning ascribed thereto in Section 3.1(i).

“Expense Reimbursement Costs” means and includes all documented, out of pocket expenses incurred in connection with the acquisition contemplated by this Agreement, including without limitation all attorneys, accountants, consultants, experts and investment banking fees and expenses incurred by a Party to this Agreement or any of its Affiliates in connection with or relating to the preparation, authorization, negotiation, execution and/or performance of this Agreement and the transactions contemplated thereby, including the financing thereof.

“Final Order” means the final order of the Court approving the Arrangement, as such order may be amended or varied at any time prior to the Effective Time or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal.

“Financing” has the meaning ascribed thereto in Section 5.4(d).

“Governmental Entity” means (a) any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, ministry, central bank, court, tribunal, arbitral body, commission, board, bureau, Crown corporation, stock exchange or agency, domestic or foreign, (b) any subdivision, agent or authority of any of the foregoing, or (c) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing.

“Hazardous Substances” means any waste or other substance that is prohibited, listed, defined, regulated, designated or classified as dangerous, hazardous, radioactive, explosive or toxic or a pollutant or a contaminant under or pursuant to any applicable Environmental Laws, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials or any substance which is deemed under Environmental Laws to be deleterious to natural resources or the Environment or worker or public health and safety.

“including” means including without limitation, and “include” and “includes” have a corresponding meaning.

“Indebtedness” means, without duplication, with respect to any Person (a) every obligation of such Person for borrowed money, secured or unsecured, (b) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) every obligation of such Person under purchase money mortgages, conditional sale agreements or other similar instruments relating to purchased property or assets, (d) every capitalized lease obligation of such Person, (e) every obligation of such Person under interest rate cap, swap, collar or similar transactions or currency hedging transactions (valued at the termination value thereof), and (f) every obligation of the type referred to above of any other Person, the payment of which such first Person has guaranteed or for which such first Person is otherwise responsible or liable.

“Interim Order” means the interim order of the Court, as the same may be amended in respect of the Arrangement, as contemplated by Section 2.2.

“Investment Canada Act” means the Investment Canada Act, as amended from time to time and the rules and regulations promulgated thereunder.

“Law” or “Laws” means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgments, injunctions, determinations, awards, decrees or other requirements, whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity or self-regulatory authority (including the TSX and the NYSE), and the term “applicable” with respect to such Laws (including Environmental Laws and Securities Laws) and in a context that refers to one or more Parties, means such Laws as are applicable to such Party or its business, undertaking, property or securities and emanate from a Person having jurisdiction over the Party or Parties or its or their business, undertaking, property or securities.

“Lease Documents” has the meaning ascribed thereto in Section 3.1(n)(ii).

“Leased Properties” has the meaning ascribed thereto in Section 3.1(n)(ii).

“Legal Actions” has the meaning ascribed thereto in Section 3.1(l).

“Letter of Credit” has the meaning ascribed thereto in Section 2.4(d).

“Lien” means any hypothecation, mortgage, lien, charge, security interest, pledge, claim, encumbrance or adverse right or claim.

“Material Contracts” has the meaning ascribed thereto in Section 3.1(p)(i)(J).

“McKinsey Agreement” means the Agreement dated as of April 29, 2009, among McKinsey & Company, Inc., United States, Eveready and Parent.

“material fact” has the meaning ascribed thereto in the Securities Act.

“MD&A” has the meaning ascribed thereto in Section 3.1(i).

“NYSE” has the meaning ascribed thereto in Section 4.1(e).

“Original Closing Date” has the meaning ascribed thereto in Section 2.4(a).

“Outside Date” means July 31, 2009, subject to the right of (i) either Parent or Eveready to postpone the Outside Date for up to an additional 60 days (in 30-day increments) after the Original Closing Date if the Regulatory Approvals have not been obtained but have not been denied by a non-appealable decision of a Governmental Entity, or (ii) Parent to extend the Outside Date until August 31, 2009 in order to allow more time to complete the Financing as described in Section 5.4(d), by giving written notice to the other Party to such effect no later than 5:00 p.m. (Eastern time) on the date that is not less than five (5) Business Days prior to the original Outside Date (and any such subsequent Outside Date), or such later date as may be agreed to in writing by the Parties; provided that notwithstanding the foregoing, a Party will not be permitted to postpone the Outside Date if the failure to obtain a Regulatory Approval or of Parent to complete the Financing is materially the result of such Party’s failure to comply with its covenants under this Agreement.

“Owned Real Properties” has the meaning ascribed thereto in Section 3.1(n)(i).

“Parent” has the meaning ascribed thereto in the preamble to this Agreement.

“Parent Common Shares” means the shares of common stock, par value U.S. $0.01, of Parent.

“Parent Environmental Permits” has the meaning ascribed thereto in Section 4.1(o)(i)(A).

“Parent Intellectual Property Rights” has the meaning ascribed thereto in Section 4.1(t).

“Parent Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate with other such changes, effects, events, occurrences, states of facts or developments, is both material and adverse with respect to the financial condition, business, operations, results of operations, properties, assets, liabilities (including contingent liabilities) or capitalization of Parent and its Subsidiaries taken as a whole, as the case may be; provided, however, that to the extent any effect, event, occurrence, state of facts or development is caused by or results from any of the following, it shall not be taken into account in determining whether there has been (or whether there could reasonably be expected to be) a “Parent Material Adverse Effect”: (a) conditions affecting the United States or Canadian economy generally, (b) conditions generally affecting the industries in which Parent and its Subsidiaries conduct their business (and not having a disproportionate adverse effect on Parent and its Subsidiaries), (c) conditions directly caused by the actions of Eveready or resulting from actions taken in accordance with a request or the consent of Eveready made after the date hereof, (d) any change in the market price or trading volume of securities or failure by Parent to meet published securities analyst estimates (but not the underlying causes thereof), and (e) material worsening of market conditions caused by acts of terrorism or war occurring after the date hereof.

“Parent Plans” has the meaning ascribed thereto in Section 4.1(p)(i).

“Parent Reports” has the meaning ascribed thereto in Section 4.1(f).

“Parent Termination Fee” has the meaning ascribed thereto in Section 7.4(c).

“Parent Technology” has the meaning ascribed thereto in Section 4.1(t).

“Parent’s Original Closing Date Notice” has the meaning ascribed thereto in Section 2.4(b).

“Parties” means, collectively, Parent, Purchaser and Eveready, and “Party” means any of them.

“Pembina Purchase” has the meaning ascribed thereto in Section 2.4(c)(i).

“Pembina Purchase Price” has the meaning ascribed thereto in Section 2.4(c)(i).

“Pembina Landfill Assets” means all of the outstanding equity interests in Pembina Area Landfill Ltd. and Pembina Area Landfill Limited Partnership, together with all of the assets and business now held and conducted by such Persons.

“Permit” means any license, permit, certificate, consent, order, grant, approval, classification, registration, flagging or other authorization of and from any Governmental Entity.

“Permitted Liens” means, in respect of any property or asset of Eveready and its Subsidiaries at any time, any one or more of the following:

(a)                                  Liens for current Taxes and assessments not yet due and payable or Liens for income and similar taxes that are being contested in good faith and for which Eveready has made adequate provision in accordance with Canadian GAAP;

(b)                                 inchoate mechanics’ and materialmen’s Liens for construction in progress which have not at such time been filed and which do not secure Indebtedness;

(c)                                  to the extent such Liens would not reasonably be expected to have an Eveready Material Adverse Effect, (i) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of Eveready or a Subsidiary thereof consistent with past practice, and (ii) all Liens and other imperfections of title and encumbrances which would not reasonably be expected to materially interfere with the conduct of the business of Eveready or a Subsidiary thereof;

(d)                                 rights reserved to or vested in any Governmental Entity by the terms of any lease, license, franchise, grant or permit, or by any statutory provision, to terminate the same, to take action which results in an expropriation or condemnation, or to require annual or other payments as a condition to the continuance thereof;

(e)                                  security given by such Person to a public utility or any Governmental Entity, when required by such utility or Governmental Entity in connection with the operations of such Person, in the ordinary course of business of Eveready or a Subsidiary thereof;

(f)                                    the reservations, limitations, exceptions, provisos and conditions, if any, expressed in the original grant from the Crown, including the reservation for mines and minerals in the Crown or in any other Person;

(g)                                 the security interests arising pursuant to the Eveready Amended and Restated Credit Agreement;

(h)                                 assignments of insurance provided to landlords (or their mortgagees) pursuant to the terms of realty leases and Liens, rights and reversions reserved in any realty lease for rent, leasehold improvements or for compliance with the terms of such realty lease; and

(i)                                     the interests of lessors under leases.

“Person” includes an individual, limited or general partnership, limited liability company, limited liability partnership, trust, joint venture, association, body corporate, unincorporated organization, trustee, executor, administrator, legal representative, Governmental Entity or any other entity, whether or not having legal status.

“Plan of Arrangement” means the plan of arrangement, substantially in the form of Schedule A and any amendments or variations thereto made in accordance with Section 8.3 hereof or Article 4 of the Plan of Arrangement or made at the direction of the Court in the Final Order.

“Post-Signing Returns” has the meaning ascribed thereto in Section 7.10(a).

“Pre-Acquisition Transaction” has the meaning ascribed thereto in Section 5.2(a).

“Predecessor” means Eveready Income Fund, a limited purpose trust established under the laws of the Province of Alberta, which is on the date of this Agreement a wholly-owned Subsidiary of Eveready.

“Predecessor’s Employee Participation Plan” means the Eveready Income Fund — Employee Participant Plan dated as of March 22, 2006.

“Properties” has the meaning ascribed thereto in Section 3.1(n)(ii).

“Purchaser” has the meaning ascribed thereto in the preamble to this Agreement.

“Registrar” means the Registrar of Corporations appointed pursuant to Section 263 of the ABCA.

“Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities required to consummate the Plan of Arrangement, including those set forth in Schedule C.

“Release” has the meaning prescribed in any Environmental Law and includes any sudden, intermittent or gradual release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, migration, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, placement or introduction of a Hazardous Substance, whether accidental or intentional, into the environment.

“Required Vote” has the meaning ascribed thereto in Section 2.3(b).

“Response Period” has the meaning ascribed thereto in Section 7.3(a)(ii).

“Returns” means all returns, reports, declarations, elections, designations, notices, filings, information returns and statements including all amendments, schedules, attachments or supplements thereto, whether tangible, electronic or other form, filed or required to be filed in respect of Taxes.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act (Alberta) and the rules, regulations and published policies and instruments made thereunder.

“Securities Authorities” means the applicable Canadian and United States federal, provincial and state securities commissions, securities exchanges and other securities regulatory authorities.

“Securities Laws” means all applicable Canadian and United States federal, provincial and state securities laws, rules and regulations and published policies and instruments thereunder.

“Subsidiary” means, with respect to a specified Person, any Person of which at least 50% of the voting power ordinarily entitled to elect a majority of the board of directors or other managers thereof (whether or not shares of any other class or classes will or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified Person and includes any Person over which such specified Person exercises direction or control or which is in a like relation to a Subsidiary.

“Superior Proposal” means any unsolicited bona fide written Acquisition Proposal made after the date hereof and prior to the closing of the Pembina Purchase and/or the Cat Tech Purchase in accordance with the terms of this Agreement by a third party with whom Eveready and its Subsidiaries deal at arm’s length (as such term is interpreted for purposes of the Tax Act) (i) that relates to not less than 50% of the outstanding Eveready Common Shares or not less than 50% of the assets of Eveready and its Subsidiaries taken as a whole, (ii) that is reasonably capable of being completed without undue delay, taking into account to the extent considered appropriate by the Board, all financial, legal, regulatory and other aspects of such proposal and the Person making such proposal, and (iii) which the Board determines, in its good faith judgment, after receiving the advice of its outside legal counsel and financial advisors, if any, and after taking into account all the terms and conditions of the Acquisition Proposal, is on terms and conditions more favourable from a financial point of view to the Eveready Shareholders than those contemplated by this Agreement (including any amendments to this Agreement agreed to in writing by Parent in accordance with Section 7.3).

“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder as now in effect and as may be amended from time to time prior to the Effective Time.

“Taxes” means (a) all taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Entity or payable under any Laws, together with all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof, including those levied on, or measured by, or referred to as income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, all license, franchise and registration fees and all employment insurance, health insurance, workers’ compensation and Canada, Québec and other governmental pension plan premiums or contributions; and (b) any liability for the payment of any amounts of the type described in clause (a) above as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for Taxes of a predecessor entity.

“Transaction Resolution” has the meaning ascribed thereto in Section 5.2(b).

“Trust Indenture” means the trust indenture entered into between Predecessor and Computershare Trust Company of Canada, as Trustee, dated June 15, 2006 in respect of the Eveready Debentures, as supplemented by the supplemental indenture entered into between Predecessor, Eveready and the Trustee dated as of December 31, 2008.

“TSX” has the meaning ascribed thereto in Section 2.8.

“U.S. GAAP” has the meaning ascribed thereto in Section 4.1(f)(ii).

“Voting and Lock-Up Agreements” means the voting and lock-up agreements dated April 29, 2009 between Parent and each of the Eveready Management Shareholders.

Section 1.2.                                Interpretation Not Affected by Headings

The division of this Agreement into Articles and Sections and the insertion of a table of contents and headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement.  The terms “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof.  Unless something in the subject matter or context is inconsistent therewith, references herein to Articles, Sections and Schedules are to Articles and Sections of and Schedules to this Agreement.

Section 1.3.                                Interpretation

In this Agreement words importing the singular number include the plural and vice versa, and words importing any gender include both genders and neuter.  The term “third party” means any Person other than Eveready, Parent, Purchaser or any of their respective Affiliates.

Section 1.4.                                Date for Any Action

If the date on which any action is required to be taken hereunder by a Party is not a Business Day, such action will be required to be taken on the next day which is a Business Day.

Section 1.5.                                Statutory References

In this Agreement, unless something in the subject matter or context is inconsistent therewith or unless otherwise herein provided, a reference to any statute is to that statute as now enacted or as the same may from time to time be amended, re-enacted or replaced and includes any regulations made thereunder.

Section 1.6.                                Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada and “$” refers to Canadian dollars.

Section 1.7.                                Accounting Principles

Wherever in this Agreement reference is made to a calculation to be made or an action to be taken in accordance with Canadian GAAP, such reference will be deemed to be to the generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institute, applicable as at the date on which such calculation or action is made or taken or required to be made or taken (“Canadian GAAP”).

Section 1.8.                                Knowledge

(a)                                  In this Agreement, references to “the knowledge of Eveready” means the actual knowledge, in their capacity as officers and/or employees of Eveready and not in their personal capacity, of the President and Chief Executive Officer of Eveready, the Chief Financial

Officer of Eveready, and the current Director, Corporate Development of Eveready, after reasonable inquiry.

(b)                                 In this Agreement, references to “the knowledge of Parent” means the actual knowledge, in their capacity as officers and/or employees of Parent and not in their personal capacity, of the President and Chief Executive Officer of Parent and the Chief Financial Officer of Parent, after reasonable inquiry.

Section 1.9.                                Schedules

The following Schedules are annexed to this Agreement and are incorporated by reference into this Agreement and form a part hereof:

Schedule A	-	Plan of Arrangement
Schedule B	-	Special Resolution of the Eveready Shareholders
Schedule C	-	Regulatory Approvals

ARTICLE II.

THE ACQUISITION

Section 2.1.                                Arrangement.

The Parties agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions contained in this Agreement and the Plan of Arrangement.

Section 2.2.                                Implementation Steps by Eveready

Eveready covenants in favour of Parent and Purchaser that Eveready will:

(a)                                  subject to the terms of this Agreement, as soon as reasonably practicable, but in any event not later than June 3, 2009 or such other date as is agreed to by Parent, apply in a manner reasonably acceptable to Parent under Section 193 of the ABCA for the Interim Order;

(b)                                 subject to the terms of this Agreement and in accordance with the Interim Order, as soon as reasonably practicable, but in no event later than July 17, 2009, convene and hold the Eveready Meeting for the purpose of considering the Arrangement Resolution;

(c)                                  subject to Section 7.3(a), not postpone or adjourn (other than a postponement or adjournment not exceeding five Business Days for the purpose of attempting to obtain the Required Vote) or cancel the Eveready Meeting without Parent’s prior written consent, except as required for quorum purposes, to comply with requirements of applicable Law (including any disclosure obligations under applicable Laws provided that Eveready uses all reasonable efforts to comply with such Laws in a timely manner) or by the Court;

(d)                                 subject to the terms of this Agreement and compliance by the directors and officers of Eveready with their fiduciary duties, use commercially reasonable efforts to solicit from holders of Eveready Common Shares proxies in favour of the approval of the Arrangement Resolution;

(e)                                  subject to the terms of this Agreement and compliance by the directors and officers of Eveready with their fiduciary duties and obtaining such approvals as are required by the Interim Order, proceed with and diligently pursue the application to the Court for the Final Order; and

(f)                                    subject to obtaining the Final Order and in accordance with Section 2.4, file the Articles of Arrangement and such other documents as may be required in connection therewith under the ABCA to give effect to the Arrangement.

Section 2.3.                                Interim Order

The notice of motion for the application referred to in Section 2.2(a) will request that the Interim Order provide:

(a)                                  for the class of persons to whom notice is to be provided in respect of the Arrangement and the Eveready Meeting and for the manner in which such notice is to be provided;

(b)                                 that, subject to the approval of the Court, the requisite approval for the Arrangement Resolution will be 66²/3 % of the votes cast on the Arrangement Resolution by Eveready Shareholders present in person or represented by proxy at the Eveready Meeting (such approval described in this Section 2.3(b), the “Required Vote”);

(c)                                  that the terms, restrictions and conditions of the by-laws and articles of Eveready, including quorum requirements and all other matters, will apply in respect of the Eveready Meeting;

(d)                                 for the notice requirements with respect to the presentation of the application to the Court for a Final Order; and

(e)                                  that the Eveready Meeting may be adjourned or postponed from time to time by Eveready without the need for additional approval of the Court.

Section 2.4.                                Closing; Potential Asset Purchase; Articles of Arrangement

(a)                                  Unless the Parties shall otherwise unanimously agree in writing, the closing of the transactions contemplated hereby and by the Arrangement will take place at 10:00 a.m. (Eastern Time) on a date (the “Closing Date”) determined in accordance with this Section 2.4(a) at the Calgary, Alberta offices of Gowling Lafleur Henderson LLP, 1400 Scotia Centre, 700-2nd Street S.W., Calgary, Alberta, Canada. Subject to satisfaction or, where permitted, waiver of the conditions to the respective obligations of the Parties set forth in Article VI (the “Closing Conditions”), the Closing Date shall, unless the Parties shall otherwise unanimously agree in writing, be the first Friday which shall occur on or following the last of (i) July 31, 2009 (the “Original Closing Date”),  (ii) the satisfaction or waiver (subject to applicable Laws) of all of the Closing Conditions (excluding conditions that, by their terms, cannot be satisfied until the

Closing Date and provided that such date shall not be later than the Outside Date), and (iii) in the event either Eveready or Parent shall have postponed the Outside Date in accordance with the definition of such term, such date (which shall be not later than the Outside Date as so postponed) as shall be specified by the Party which postponed the Outside Date in a written notice given to the other Parties no later than 5:00 p.m. (Eastern time) on a date that is at least five (5) Business Days prior to the Closing Date as so determined.

(b)                                 If Parent shall postpone the Outside Date beyond the Original Closing Date in order to allow more time to complete the Financing, Parent shall give to Eveready by not later than 5:00 p.m. (Eastern time) on July 24, 2009 a notice (“Parent’s Original Closing Date Notice”) stating that Parent has postponed the Outside Date to a date not later than August 31, 2009 and confirming that Parent is prepared to complete the Cat Tech Purchase and/or the Pembina Purchase, as applicable, on the terms and conditions set forth in Section 2.4(c).

(c)                                  (i)                                     If Parent shall extend the Outside Date as described in Section 2.4(b) in order to allow more time to complete the Financing, on the Original Closing Date (or such later date as shall be determined in accordance with clause (ii) below), Parent shall, subject to the additional terms and conditions set forth below in this Section 2.4(c), purchase (or designate and cause one or more of its Subsidiaries to purchase), and Eveready shall cause its appropriate Subsidiaries to sell, transfer and deliver to Parent or its designee(s), the Cat Tech Assets (such purchase and sale shall be deemed the “Cat Tech Purchase”) for a purchase price of $28.0 million (the “Cat Tech Purchase Price”) and the Pembina Landfill Assets (such purchase and sale shall be deemed the “Pembina Purchase”)  for a purchase price of $25.0 million (the “Pembina Purchase Price”).

(ii)                                  If Parent has not completed the Financing by the Original Closing Date and the Outside Date has been postponed in accordance with subsection (i) of the definition of Outside Date [Regulatory Approvals not obtained], Parent shall purchase (or designate and cause one or more of its Subsidiaries to purchase), and Eveready shall cause its appropriate Subsidiaries to sell, transfer and deliver to Parent or its designee(s), the Cat Tech Assets for the Cat Tech Purchase Price and the Pembina Assets for the Pembina Purchase Price within one week after the receipt of any required Regulatory Approvals for such transactions.

(iii)                               Parent’s obligation to complete the Cat Tech Purchase and/or the Pembina Purchase as described in clause (i) or (ii) of this Section 2.4(c) shall be subject to the conditions that:

(A)                              on the closing date for the Cat Tech Purchase and/or the Pembina Purchase, as applicable, (x) all of the representations and warranties of Eveready contained in Section 3.1 shall be true and complete in all material respects (unless the failure or failures of all such representations and warranties to be so true and correct in all respects would not reasonably be expected to have an Eveready Material Adverse Effect), (y) insofar as the representations of Eveready contained in Section 3.1 relate to the Cat Tech Assets and/or the Pembina Landfill Assets, such representations and warranties shall additionally be true and complete as if Eveready had made such representations and warranties solely with respect to the Cat Tech Assets and/or the Pembina Landfill Assets, as applicable, to be acquired, and relative to the size thereof, as though the Cat Tech Assets and/or the Pembina Landfill Assets, as applicable, consisted of a business independent of the other assets and business of Eveready (unless the failure or failures of all such representations and warranties to be so true and correct in all respects would not reasonably be expected to have an Eveready Material Adverse Effect, as adjusted relative to the size thereof), and (z) Parent shall have received a certificate of Eveready addressed to Parent dated such closing date, signed on behalf of Eveready by two senior executive officers of Eveready (on Eveready’s behalf and without personal liability) confirming the accuracy of the statements in clauses (x) and (y) as of such closing date;

(B)                                on the closing date for the Cat Tech Purchase and/or the Pembina Purchase, as applicable, any required Regulatory Approvals or other third party consents or approvals (including, without limitation, under the Eveready Amended and Restated Credit Agreement) shall have been obtained (provided that if such Regulatory Approvals or other third party consents or approvals have not been obtained by the Original Closing Date for one or both of the Cat Tech Purchase or the Pembina Purchase, Parent shall be obligated to complete any such purchase on the Original Closing Date for which all such Regulatory Approvals or other third party consents or approvals have been obtained by such date and shall, in accordance with clause (ii) of this Section 2.4(c), be obligated to complete any other such purchase following such Regulatory Approvals or other third party consents or approvals having been obtained; and

(C)                                by not later than the Original Closing Date, Eveready shall have held the Eveready Meeting and obtained the Required Vote in favor of the Arrangement, provided that Eveready shall not be required to hold the Eveready Meeting or obtain the Required Vote in favour of the Arrangement if this Agreement has been terminated by Parent pursuant to Section 8.2(c)(iv) [Parent’s inability to complete financing] or by Eveready pursuant to Section 8.2(d)(i) [Parent’s failure to deliver Letter of Credit] or Section 8.2(d)(iii) [Parent’s breach] (it being mutually acknowledged that the obligations under this Section 2.4(c) shall survive any such termination of this Agreement).

(iv)                              Eveready shall, on the closing date for the Cat Tech Purchase and/or the Pembina Purchase, as applicable, cause the Subsidiaries whose equity interests are being transferred as part of the Cat Tech Purchase and/or the Pembina Purchase, as applicable, and the respective assets of such Subsidiaries to be released from any Indebtedness or Liens (including, without limitation, any Indebtedness or Liens now outstanding under the Eveready Amended and Restated Credit Agreement or any net Indebtedness owed to, or held by, any other Subsidiary of Eveready either under any promissory notes or any other instruments of Indebtedness) except with respect to any Pembina or Cat Tech capital lease obligations under capital leases (which are not cross-defaulted with the capital leases or other Indebtedness of any other Person), Permitted Liens and any Liens (including those related to the royalty interest granted to Kenneth Byram) on the assets of the Persons that comprise the Pembina Landfill Assets registered against those assets on the date hereof with the exclusion of those relating to the Eveready Amended and Restated Credit Facility.

(v)                                 Eveready’s obligation to complete the transactions contemplated by this Section 2.4(c) shall be subject to the condition that any required Regulatory Approvals or other third party consents or approvals (including, without limitation, under the Eveready Amended and Restated Credit Agreement) shall have been obtained.

(vi)                              Notwithstanding anything to the contrary herein, neither Eveready nor Parent will be obligated to complete any one of the transactions contemplated by this Section 2.4(c) which has not been completed by the Outside Date if any required Regulatory Approval or other third party consent or approval (including, without limitation, under the Eveready Amended and Restated Credit Agreement) for such transaction which remains to be closed has not been obtained with respect to such transaction by the Outside Date.

(vii)                           Parent covenants and agrees that it shall apply for and use all commercially reasonable efforts to obtain all Regulatory Approvals required for it to complete the transactions contemplated by this Section 2.4(c) and, in doing so, keep Eveready reasonably informed as to the status of the proceedings related to obtaining the Regulatory Approvals, including providing Eveready with copies of all related applications and notifications in draft form (other than confidential information contained in such applications and notifications), in order for Eveready to provide its reasonable comments thereon; provided, however, that nothing in this Agreement shall require Parent or its Affiliates to divest or hold separate or otherwise take or commit to take any action to obtain any such Regulatory Approval.

(viii)                        In the event the Cat Tech Purchase and/or the Pembina Purchase, as applicable, shall occur, each of Parent and Eveready shall take, and shall cause their respective Subsidiaries to take, all such further actions and execute and deliver all such further documents as shall be necessary and appropriate as if the Cat Tech Purchase and/or the Pembina Purchase, as applicable, were being made under a separate purchase and sale agreement containing customary terms and conditions for a similar transaction on an arm’s length basis and without giving consideration to the other terms of this Agreement.

(d)                                 Parent shall, by not later than 5:00 p.m. (Eastern time) on the date that is two Business Days after the date of this Agreement, deliver to Eveready an irrevocable letter of credit, in the form agreed to between Parent and Eveready prior to the execution of this Agreement, for $5.0 million from Bank of America, N.A. (the “Letter of Credit”).  Eveready shall return the Letter of Credit to Parent if either (i) the Arrangement or the Cat Tech Purchase and the Pembina Purchase closes or (ii) all Regulatory Approvals and other third party consents required for any one of the transactions contemplated by this Section 2.4(c) which remains to be closed shall not have been obtained by the Outside Date, unless this Agreement has been terminated in accordance with the following sentence.  If Parent defaults in its obligations to close either the Arrangement or the Cat Tech Purchase and the Pembina Purchase in accordance with Section 2.4(c), (i) Eveready will be entitled to terminate this Agreement in accordance with Section 8.2(d)(i) and call on the Letter of Credit, and (ii) if Eveready so elects, sue for specific performance on Parent’s obligations to complete the Cat Tech Purchase and the Pembina Purchase in accordance with Section 2.4(c). If both the Cat Tech Purchase and the Pembina Purchase thereafter close, Parent will receive on the closing of both such transactions (if both such closings occur on the same date) or the later of the closings of such transactions (if such closings occur on different dates) credit for the $5.0 million drawn on the Letter of Credit against the Cat Tech Purchase Price and/or the Pembina Purchase Price, as applicable. If (i) Parent defaults in its obligations to complete the Cat Tech Purchase or the Pembina Purchase, but (ii) Eveready elects not to sue for specific performance or the Cat Tech Purchase or the Pembina Purchase do not thereafter close for some other reason (but all Regulatory Approvals and other third party consents required for the Cat Tech Purchase or the Pembina Purchase, as applicable, shall have been obtained by the Outside Date), Eveready will be entitled to retain the $5.0 million as liquidated damages relating to the Cat Tech Purchase and the Pembina Purchase.

(e)                                  If the Arrangement closes on either the Original Closing Date or another Closing Date pursuant to the terms of this Agreement, the Articles of Arrangement will on that date be filed with the Registrar and, upon the issuance of a Certificate by the Registrar, the Articles of Arrangement will implement the Plan of Arrangement as of the Effective Time. As of the Effective Time, each Eveready Share outstanding immediately prior to the Effective Time will be exchanged, the Eveready Options and Eveready Deferred Shares will be redeemed for cancellation and the Eveready Debentures will be repurchased all on the terms provided in the Plan of Arrangement, and the Arrangement will, from and after the Effective Time, have all of the effects provided by applicable Laws, including the ABCA.

Section 2.5.                                Circular

Subject to compliance with Section 2.6, as promptly as reasonably practicable after the execution and delivery of this Agreement, Eveready will prepare the Eveready Circular together with any other documents required by the ABCA, Securities Laws or other applicable Laws in connection with the Eveready Meeting required to be filed or prepared by Eveready, and, subject to Section 2.6(b) as promptly as is reasonably practicable after the execution and delivery of this Agreement, Eveready will, unless otherwise agreed by the Parties, cause the Eveready Circular and other documentation required in connection with the Eveready Meeting to be sent to the Eveready Shareholders and filed as required by the Interim Order and applicable Laws.  The Eveready Circular will include the recommendation of the Board that the Eveready Shareholders vote in favour of the Arrangement Resolution unless such recommendation has been withdrawn, modified or amended in accordance with the terms of this Agreement.

Section 2.6.                                Preparation of Filings

(a)                                  The Parties will co-operate in the preparation of any application for the Regulatory Approvals and any other orders, registrations, consents, filings, rulings, exemptions, no-action letters and approvals and the preparation of any documents reasonably deemed by the Parties to be necessary to discharge their respective obligations or otherwise advisable under applicable Laws in connection with the Arrangement and this Agreement as promptly as practicable hereafter.

(b)                                 The Parties will co-operate in the preparation, filing and mailing of the Eveready Circular.  Eveready will provide Parent and its representatives with a reasonable opportunity to review and comment on the Eveready Circular, including by providing on a timely basis a description of any information required to be supplied by Parent for inclusion in the Circular, prior to its mailing to Eveready Shareholders and filing in accordance with the Interim Order and applicable Laws.  Parent and Purchaser acknowledge that whether or not such comments are appropriate or any revisions will be made as a result thereof to the Eveready Circular will be determined solely by Eveready acting reasonably.

(c)                                  Eveready will ensure that the Eveready Circular complies with the Interim Order and all applicable Laws and, without limiting the generality of the foregoing, that the

Eveready Circular does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances under which they are made (other than with respect to any information relating to and provided by Parent, Purchaser or their Affiliates).  Eveready will promptly inform Parent of any requests or comments made by Securities Authorities in connection with the Eveready Circular.

(d)                                 Parent will furnish to Eveready such information concerning Parent, Purchaser or their Affiliates as may be reasonably required by Eveready in the preparation of the Eveready Circular and other documents related thereto, and Parent will ensure that the information supplied by it for inclusion in the Eveready Circular will, at the time of the mailing of the Eveready Circular, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein not misleading in light of the circumstances under which they are made.

(e)                                  Each of the Parties will, in the case of Eveready only with respect to Eveready and in the case of Parent and Purchaser only with respect to Parent and Purchaser, promptly notify the other if at any time before the Effective Time it becomes aware that the Eveready Circular, an application for a Regulatory Approval or any other order, registration, consent, ruling, exemption, no-action letter or approval, any registration statement or any circular or other filing under applicable Laws contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances under which they are made, or of information that otherwise requires an amendment or supplement to the Eveready Circular, such application, registration statement, circular or filing, and the Parties will co-operate in the preparation of such amendment or supplement as required, including the distribution and filing of such amendment or supplement by Eveready.

(f)                                    Parent shall use reasonable efforts to obtain all orders required from the applicable Securities Authorities to permit the issuance and first resale of the Parent Common Shares issued, indirectly, to the Eveready Shareholders pursuant to the Arrangement without qualification with or approval of or the filing of any registration statement or prospectus, or the taking of any proceeding with, or the obtaining of any further order, ruling or consent from any Governmental Entity under any United States or Canadian federal, state, provincial or territorial securities or other Laws or pursuant to the rules and regulations of any Securities Authority administering such Laws or the fulfillment of any other legal requirement in any such jurisdiction.  However, in the case of the Eveready Management Shareholders, the first resale of the Parent Common Shares received by such shareholders shall be subject to the “lock-up” and potential manner of sale restrictions set forth in the Voting and Lock-Up Agreements.

(g)                                 Eveready will advise Parent as Parent may reasonably request and at least on a daily basis on each of the last seven Business Days prior to the Eveready Meeting, as to the aggregate tally of the proxies received by Eveready (including voting reports prepared by Broadridge) in respect of the Arrangement Resolution and any other matters to be considered at the Eveready Meeting.

(h)                                 Eveready will give notice to Parent of the Eveready Meeting and allow Parent’s representatives and legal counsel to attend the Eveready Meeting.

Section 2.7.                                Court Proceedings

Eveready will provide Parent and its legal counsel with reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, including by providing on a timely basis a description of any information required to be supplied by Parent for inclusion in such material, prior to the service and filing of that material, and will accept the reasonable comments of Parent and its legal counsel.  In addition, Eveready will not object to legal counsel to Parent making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided that Eveready is advised of the nature of any submissions on a timely basis prior to the hearing.  Eveready will also provide legal counsel to Parent on a timely basis with copies of any notice of appearance and evidence served on Eveready or its legal counsel in respect of the application for the Final Order or any appeal therefrom.  Except as required by applicable Laws, Eveready will not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except as contemplated hereby or with Parent’s prior written consent, such consent not to be unreasonably withheld or delayed; provided that nothing herein will require Parent to agree or consent to any increased purchase price or other consideration or other modification or amendment to such filed or served materials that expands or increases Parent’s or Purchaser’s obligations set forth in any such filed or served materials.

Section 2.8.                                Public Communications

Eveready and Parent shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the transactions contemplated by this Agreement and the Arrangement.  Neither Eveready nor Parent will issue any press release or otherwise make public statements with respect to this Agreement or the Arrangement without the prior written consent of the other Party (which consent will not be unreasonably withheld or delayed); Eveready will not make any filing with any Governmental Entity or with the Toronto Stock Exchange (the “TSX”) with respect thereto without prior consultation with Parent; and Parent will not make any filing with any Governmental Entity or with any stock exchange with respect thereto without prior consultation with Eveready.  However, the foregoing provisions of this Section 2.8 will be subject to each Party’s overriding obligation to make any disclosure or filing required under applicable Laws, and the Party making any such disclosure or filing will use its commercially reasonable efforts to give prior oral or written notice to the other Party and reasonable opportunity for the other Party to review or comment on the disclosure or filing (other than with respect to confidential information contained in such disclosure or filing), and, if such prior notice is not possible, to give such notice immediately following the making of any such disclosure or filing.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF EVEREADY

Section 3.1.                                Representations and Warranties

Contemporaneously with the execution and delivery of this Agreement, Eveready is delivering to Parent the Disclosure Letter required to be delivered pursuant to this Agreement, which is deemed to constitute an integral part of this Agreement and to modify or supplement, as applicable, the representations and warranties of Eveready contained in this Agreement.  Eveready will not be in breach of this Agreement as a result of a representation or warranty being inaccurate or incomplete if, by virtue of any disclosure in any part of the Disclosure Letter or of this Agreement, the true facts with respect to the representation or warranty have been disclosed with particularity and the relevant facts are described in reasonable detail.  Eveready represents and warrants to and in favour of Parent and Purchaser as follows and acknowledges that Parent and Purchaser are relying upon such representations and warranties in connection with entering into this Agreement:

(a)                                  Board Approval.  As of the date hereof, the Board, after consultation with its financial and legal advisors, has determined unanimously that the Arrangement is fair to the Eveready Shareholders and is in the best interests of Eveready and has resolved unanimously to recommend to the Eveready Shareholders that they vote their Eveready Common Shares in favour of the Arrangement.

(b)                                 Organization and Qualification.  Eveready and each of its Subsidiaries is a corporation duly incorporated, continued or amalgamated or an entity duly created and validly existing under the laws of its jurisdiction of incorporation, continuance, amalgamation or creation and has the requisite corporate or other power and authority to own its assets as now owned and to carry on its business as it is now being conducted.  Eveready and each of its Subsidiaries is duly registered or otherwise authorized to do business and in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such registration necessary, except where the failure to be so registered or in good standing would not, individually or in the aggregate, reasonably be expected to have an Eveready Material Adverse Effect or prevent or materially delay the Arrangement.  Correct, current and complete copies of the articles of incorporation, continuance or amalgamation and by-laws (or the equivalent organizational documents), each as amended to date, of Eveready and each of its Subsidiaries listed in Section 3.1(g) of the Disclosure Letter (collectively, the “Eveready Organizational Documents”) have been made available to Parent and its advisors.

(c)                                  Authority Relative to this Agreement.  Eveready has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder.  The execution and delivery of this Agreement by Eveready and the consummation by Eveready of the transactions contemplated by this Agreement have been duly authorized by the Board, and no other corporate proceedings on the part of Eveready are necessary to authorize the execution and delivery by it of this Agreement or any agreement ancillary hereto and the consummation by it of the transactions contemplated hereby and thereby, subject, in the case of completion of the Arrangement, to the receipt of the Required Vote and approval by the Court.  This Agreement has been duly executed and delivered by Eveready and constitutes a legal, valid and binding obligation of Eveready enforceable against Eveready in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

(d)                                 No Violations.  Neither the execution and delivery of this Agreement by Eveready, nor the consummation of the Arrangement by Eveready, nor compliance by Eveready with any of the provisions hereof will:

(i)                                     except as described in Section 3.1(d) of the Disclosure Letter, and subject to obtaining waivers or refinancing as of the Effective Time of the outstanding debt of Eveready or its Subsidiaries as contemplated in Section 5.4(d), and except where it would not, individually or in the aggregate, reasonably be expected to have an Eveready Material Adverse Effect, violate, conflict with, or result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which with or without notice or lapse of time or both, would constitute a default) under, or result in granting to a third party a right to reduce fees or other payments to Eveready or any of its Subsidiaries under, or result in granting to a third party a right of first refusal, first opportunity, or other right or option to acquire properties or assets of Eveready or any of its Subsidiaries under, or grant to a third party a right to force Eveready or any of its Subsidiaries to purchase one or more assets under, or result in a right of termination or acceleration under, or result in the creation of any Lien upon, any of the properties or assets of Eveready or any of its Subsidiaries or cause any Indebtedness of Eveready or any of its Subsidiaries to come due before its stated maturity or cause any credit commitment to cease to be available or cause any payment or other obligation to be imposed on Eveready or any of its Subsidiaries under, any of the terms, conditions or provisions of (A) the respective charters or by-laws or other comparable organizational documents of Eveready and its Subsidiaries or (B) any note, bond, mortgage, indenture, loan agreement, deed of trust, Lien, or other Contract to which Eveready or any of its Subsidiaries is a party or to which Eveready or any of its Subsidiaries, or any of their respective properties or assets may be subject or by which Eveready or any of its Subsidiaries is bound; or

(ii)                                  subject to obtaining the Regulatory Approvals and the Required Vote and compliance with the Interim Order and any approvals required thereunder, the Final Order and filings with the Registrar and compliance with any applicable Securities Laws, (A) violate in any material respect any Law applicable to Eveready or any of its Subsidiaries or any of their respective properties or assets, or (B) cause the suspension or revocation of any material Permit currently in effect.

(e)                                  Capitalization.

(i)                                     The authorized share capital of Eveready consists of an unlimited number of Eveready Common Shares and an unlimited number of preferred shares issuable in series. As of the close of business on April 24, 2009, there were issued and outstanding: (A) 18,347,155 Eveready Common Shares and nil preferred shares, (B) options to acquire up to

167,000 Eveready Common Shares under the Eveready Share Option Plan as described in Section 3.1(e) of the Disclosure Letter, (C) deferred shares exchangeable for 11,580 Eveready Common Shares under the Eveready Deferred Annual Bonus Share Plan as described in Section 3.1(e) of the Disclosure Letter, (D) $50.0 million principal amount of Eveready Debentures (which are now, and will on the Closing Date, be convertible into Eveready Common Shares at a conversion price of $38.754 per share), and (E) rights granted to the Eveready Shareholders pursuant to the Eveready Shareholders Rights Plan. With the exception of 251,726 outstanding Eveready Common Shares currently held by the trust established for the benefit of the employees of Predecessor and its Subsidiaries in connection with Predecessor’s Employee Participation Plan which will vest to such employees in accordance with the terms of such Plan including the past practices and policies of Eveready and Predecessor, there are no other options, warrants or other rights, shareholder rights plans, agreements or commitments of any character whatsoever requiring or which may require the issuance, sale or transfer by Eveready of any shares of Eveready (including Eveready Common Shares) or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any shares of Eveready (including Eveready Common Shares).

(ii)                                  All outstanding Eveready Common Shares have been duly authorized and validly issued, are fully paid and non-assessable, and all Eveready Common Shares issuable upon (A) exercise of rights under the Eveready Options, (B) conversion of the Eveready Deferred Shares, and (C) conversion of the Eveready Debentures in accordance with their respective terms have been duly authorized and, upon issuance, will be validly issued as fully paid and non-assessable.  All securities of Eveready (including the Eveready Common Shares, the Eveready Options, the Eveready Deferred Shares, and the Eveready Debentures) have been issued in compliance, in all material respects, with all applicable Securities Laws.

(iii)                               Other than the Eveready Options, the Eveready Deferred Shares, and the Eveready Debentures, there are no securities of Eveready or of any of its Subsidiaries outstanding which have the right to vote generally (or are convertible into or exchangeable for securities having the right to vote generally) with the Eveready Shareholders on any matter.  Except as contemplated by the Plan of Arrangement, there are no outstanding contractual or other obligations of Eveready to (A) repurchase, redeem or otherwise acquire any of its securities, other than as provided in the Trust Indenture and the certificates representing the Eveready Debentures, or (B) make any investment in or provide any funds to (whether in the form of a loan, capital contribution or otherwise) any Person, other than a wholly-owned Subsidiary of Eveready.

(f)                                    Reporting Status and Securities Laws Matters.  Eveready is a “reporting issuer” and not on any list of reporting issuers in default under applicable Securities Laws and is in compliance in all material respects with all applicable Securities Laws.  No delisting of, suspension of trading in or cease trading order is in effect with respect to any securities of Eveready and, to the knowledge of Eveready, except as described in writing by Eveready to Parent, no inquiry or investigation (formal or informal) of any Securities Authority is ongoing or expected to be implemented or undertaken with respect to Eveready.  No Subsidiary of Eveready is subject to the continuous disclosure requirements under any Securities Laws.

(g)                                 Ownership of Subsidiaries.  Section 3.1(g) of the Disclosure Letter sets forth a complete and accurate list and/or chart of all Subsidiaries owned, directly or indirectly, by Eveready, each of which is wholly-owned except as otherwise noted in such list or chart.  All of the outstanding shares of capital and other ownership interests in each of Eveready’s Subsidiaries are duly authorized, validly issued, fully paid and non-assessable, and all such shares and other ownership interests held directly or indirectly by Eveready are, except pursuant to restrictions on transfer contained in constating documents or pursuant to existing financing arrangements involving Eveready or its Subsidiaries, owned free and clear of all Liens other than Permitted Liens and subject to no proxy, voting trust or other agreement relating to the voting of such shares, and there are no outstanding Contracts regarding the right or obligation to acquire any such shares of capital or other ownership interests in or real properties of any of Eveready’s Subsidiaries.  Except as set out in section 3.1(g) of the Disclosure Letter, there are no outstanding contractual or other obligations of any Subsidiaries of Eveready to (i) repurchase, redeem or otherwise acquire any of their respective securities or with respect to the voting or disposition of any outstanding securities of any Subsidiaries of Eveready, or (ii) make any investment in or provide any funds to (whether in the form of a loan, capital contribution or otherwise) any Person, other than a wholly-owned Subsidiary of Eveready.

(h)                                 Eveready Reports.  Since December 31, 2006, Eveready and Predecessor have filed each report or proxy or informational statement required to be filed by them with the Canadian Securities Authorities (collectively, including any other reports filed with the Canadian Securities Authorities subsequent to the date hereof and as amended, the “Eveready Reports”), including Eveready’s audited annual financial statements for the year ended December 31, 2008 and related management’s discussion and analysis (including exhibits, annexes and any amendments thereto).  The Eveready Reports are publicly and freely available on www.sedar.com, or copies thereof have otherwise been, or for Eveready Reports filed after the date hereof will otherwise be, provided to Parent.  The Eveready Reports, at the time filed (or if amended or superseded by a filing prior to the date of hereof, then on the date of such filing), complied and each Eveready Report filed subsequent to the date hereof will comply, in all material respects with the requirements of applicable Securities Laws and did not, and will not, at the time furnished or filed, contain any material misrepresentation (as defined in the Securities Laws, as applicable) or any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements, therein, in light of the circumstances under which they were made, not misleading.

(i)                                     Eveready Financial Statements.  Eveready’s audited consolidated financial statements as at December 31, 2008 and 2007 and for the fiscal years then ended (the “Eveready Year-End Financial Statements”), and Eveready’s unaudited quarterly financial statements included in the Eveready Reports filed after the date hereof (the “Eveready Interim Financial Statements,” and together with the Eveready Year-End Financial Statements, the “Eveready Financial Statements”), including the notes thereto and related management’s discussion and analysis (“MD&A”), and all other financial statements of Eveready and its Subsidiaries included or incorporated by reference in information circulars, forms, reports, statements, prospectuses and other documents filed or issued since December 31, 2006 were prepared or, in the case of the Eveready Interim Financial Statements and any such other financial statements for periods after December 31, 2008 will be prepared, in accordance with Canadian GAAP consistently applied (except (A) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of Eveready’s independent auditors, and (B) in the case of unaudited interim consolidated financial statements, subject to normal period-end adjustments and the omission of notes which are not required to be included in such unaudited statements) and fairly present in all material respects the consolidated financial position, results of operations and changes in financial position of Eveready and its Subsidiaries as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim consolidated financial statements, to normal period-end adjustments) and reflect reserves required by Canadian GAAP in respect of all material contingent liabilities, if any, of Eveready and its Subsidiaries on a consolidated basis.  There has been no material change in Eveready’s accounting policies, except as described in the notes to the Eveready Financial Statements, since December 31, 2008.

(j)                                     Books, Records and Disclosure Controls.

(i)                                     The records, systems, controls, data and information of Eveready and each of its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Eveready or such Subsidiary, except for any non-exclusive ownership or non-direct control that would not have a material adverse effect on the system of internal accounting control described in the following sentence.  The statements in the certificates included in the Eveready Reports of Eveready’s chief executive officer and chief financial officer relating to the internal control over financial reporting maintained by Eveready and its Subsidiaries as being sufficient to provide reasonable assurance regarding the reliability of financial reporting and preparation of financial statements for Eveready and its Subsidiaries in accordance with Canadian GAAP are true and complete.

(ii)                                  Eveready’s and each of its Subsidiaries’ corporate records and minute books have been maintained in material compliance with applicable Laws and are complete and accurate in all material respects.

(k)                                  Absence of Certain Changes.  Since December 31, 2008, (i) Eveready and each of its Subsidiaries have conducted their respective business in the ordinary course of business consistent with past practice, and (ii) there has been no Eveready Material Adverse Effect. Except for the anticipated provision after the date hereof but prior to the Closing Date of a guarantee for up to $7.7 million of loans obtained by employees of Predecessor and its Subsidiaries to acquire securities of Predecessor pursuant to Predecessor’s Employee Participation Plan, neither Eveready nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), including any Contract to create, assume or issue any bond, debenture, note or other similar instrument or any Contract providing for the guarantee, indemnification, assumption or endorsement or any similar commitment with respect to the obligations, liabilities (contingent or otherwise) or Indebtedness of any other Person, which is (A) material to Eveready and its Subsidiaries, taken as a whole, and (B) required by Canadian GAAP to be set forth in a consolidated balance sheet of Eveready and its Subsidiaries or in the notes thereto, but has, individually or in the aggregate, not been reflected in the consolidated balance sheet of Eveready and its Subsidiaries dated December 31, 2008 forming part of the Eveready Year-End Financial Statements, including the notes thereto and the related MD&A filed under the Securities Laws, other than liabilities, indebtedness or obligations incurred by Eveready and its Subsidiaries in the ordinary course of business since December 31, 2008.

(l)                                     Litigation.  Except as set forth in Section 3.1(l) to the Disclosure Letter, there are no material claims, actions, suits, demands, arbitrations, charges, indictments, hearings or other civil, criminal, administrative or investigative proceedings, or other investigations or examinations (collectively, “Legal Actions”) pending or, to the knowledge of Eveready, threatened, affecting Eveready or any of its Subsidiaries or any of their respective properties or assets at law or in equity before or by any Governmental Entity or against any current or former director or officer of Eveready or any of its Subsidiaries in their capacities as directors or officers of Eveready or any of its Subsidiaries.  Neither Eveready nor any of its Subsidiaries nor any of their respective assets or properties is subject to any outstanding judgment, order, writ, injunction or decree which would, individually or in the aggregate, reasonably be expected to have an Eveready Material Adverse Effect.

(m)                               Taxes.

(i)                                     Eveready and each of its Subsidiaries has (A) duly and timely filed, or caused to be filed with all the appropriate Tax authorities, all Returns required to be filed by it prior to the date hereof, and all such Returns are true and correct in all material respects; (B) paid to the appropriate Tax authority on a timely basis all Taxes and all assessments and reassessments of Taxes due on or before the date hereof, other than Taxes the failure to pay which would not, individually or in the aggregate, reasonably be expected to have, an Eveready Material Adverse Effect; (C) duly and timely withheld, or caused to be withheld, all Taxes and other amounts required by Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account of any Person, including any employees, officers or directors and any non-resident Person) and duly and timely remitted, or caused to be remitted, to the appropriate Tax authority such Taxes and other amounts required by Law to be remitted by it, except to the extent that such failure would not, individually or in the aggregate, reasonably be expected to have an Eveready Material Adverse Effect; and (D) duly and timely collected, or caused to be collected, all Taxes required by Law to be collected by it and duly and timely remitted to the appropriate Tax authority any such amounts required by Law to be remitted by it, except to the extent that such failure would not, individually or in the aggregate, reasonably be expected to have an Eveready Material Adverse Effect.

(ii)                                  The unpaid Tax liability of Eveready and its Subsidiaries did not, as of the date of the Eveready Financial Statements, exceed the reserves and provisions for Taxes accrued but not yet due as reflected in Eveready Financial Statements, and Taxes payable by Eveready and its Subsidiaries through the Closing Date will not exceed such reserve as adjusted through the Closing Date in accordance with the past custom and practice of Eveready and its Subsidiaries in filing their Returns.

(iii)                               No deficiencies, litigation, proposed adjustments or matters in controversy with respect to Taxes have been asserted which remain unresolved at the date hereof, and no action, audit, investigation or proceeding for assessment, reassessment or collection of Taxes has been taken, asserted, or to the knowledge of Eveready, threatened, against Eveready or any of its Subsidiaries or any of their respective assets, except, in each case, as disclosed or provided for in the Eveready Financial Statements or the Disclosure Letter.

(iv)                              There are no outstanding elections, agreements or waivers extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of any Taxes of, or the filing of any Return or any payment of any Taxes by, Eveready or any of its Subsidiaries.

(v)                                 Eveready is a “taxable Canadian corporation” as defined in the Tax Act;

(vi)                              There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Eveready and its Subsidiaries.

(vii)                           Neither Eveready nor any of its Subsidiaries is a party to any indemnification, allocation or sharing agreement with respect to Taxes that could give rise to a payment or indemnification obligation (other than agreements among Eveready and its Subsidiaries and other than customary Tax indemnifications contained in credit or loan agreements or other transactions entered into in the ordinary course) and neither Eveready nor any of its Subsidiaries has any liability for the Taxes of any Person (other than Eveready and its Subsidiaries) as a transferee or successor, by contract, or otherwise.

(n)                                 Property.

(i)                                     Each parcel of real property currently owned by, and material to the operations of, Eveready or any of its Subsidiaries (collectively, the “Owned Real Properties”) is described in Section 3.1(n) of the Disclosure Letter.  Eveready or its applicable Subsidiary as set out in Section 3.1(n) of the Disclosure Letter owns good and marketable fee simple title to the Owned Real Properties, free and clear of all Liens, other than Permitted Liens.  None of the Owned Real Properties is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of Eveready, has any such condemnation, expropriation or taking been proposed.  None of Eveready or any of its Subsidiaries is in violation of any covenant, or not in compliance with any condition, restriction, zoning or land use Law or Permitted Lien, affecting any Owned Real Properties which violations or non-compliances would, individually or in the aggregate, reasonably be expected to have an Eveready Material Adverse Effect.

(ii)                                  Each parcel of real property currently leased or subleased by, and material to the operations of, Eveready or any of its Subsidiaries from a third party (collectively, the “Leased Properties” and together with the Owned Real Properties, the “Properties”) is set forth in Section 3.1(n) of the Disclosure Letter identifying the name of the entity (i.e., Eveready or its Subsidiary) holding such leasehold interest and the documents under which such leasehold interests are held (collectively, the “Lease Documents”).  Eveready or its applicable Subsidiary holds good and valid leasehold interests in the Leased Properties, free and clear of all Liens other than Permitted Liens and the Lease Documents.  Each of the Lease Documents is valid, binding and in full force and effect as against Eveready or its Subsidiaries and, to the knowledge of

Eveready, as against the other party thereto.  None of Eveready or any of its Subsidiaries and, to the knowledge of Eveready, any of the other parties to the Lease Documents, is in breach or violation or default (in each case, with or without notice or lapse of time or both) under any of the Lease Documents which breach, violation or default would, individually or in the aggregate, reasonably be expected to have an Eveready Material Adverse Effect, and none of Eveready or any of its Subsidiaries has received or given any notice of default under any such agreement which remains uncured which would, individually or in the aggregate, reasonably be expected to have an Eveready Material Adverse Effect.  To the knowledge of Eveready, neither Eveready nor any of its Subsidiaries is in violation of any covenant, or not in compliance with any condition, restriction, zoning or land use Law or Permitted Lien, affecting any Leased Properties which violations or non-compliances would, individually or in the aggregate, reasonably be expected to have an Eveready Material Adverse Effect.

(iii)                               Each of Eveready and its Subsidiaries has good and sufficient title to such other real property interests, licenses, easements and rights of way permitting the use of land or premises by Eveready and its Subsidiaries, necessary to permit the operation of its current businesses, as they are now being conducted, except for such failure of title in respect of such other real property interests, licenses, easements and rights of way as would not, individually or in the aggregate, reasonably be expected to have an Eveready Material Adverse Effect.

(iv)                              The Properties and all buildings and improvements thereon are in good operating condition and repair, subject to normal wear and tear.  To the knowledge of Eveready, there are no latent defects affecting any Property or the buildings or improvements thereon, other than those that would not, individually or in the aggregate, reasonably be expected to have an Eveready Material Adverse Effect.

(o)                                 Personal Property.  Eveready and its Subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in, or license to, all personal property owned, used or held for use by them, except as would not, individually or in the aggregate, reasonably be expected to have an Eveready Material Adverse Effect.  Neither Eveready’s nor any of its Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Permitted Liens and Liens that would not, individually or in the aggregate, reasonably be expected to have an Eveready Material Adverse Effect.

(p)                                 Contracts.

(i)                                     Section 3.1(p) of the Disclosure Letter contains a list of the following Contracts, correct, current and complete copies of which have been provided to Parent:

(A)                              any lease of real property by Eveready or any of its Subsidiaries, as tenant, with third parties providing for annual rentals of $750,000 or more;

(B)                                any Contract under which Eveready or any of its Subsidiaries is obliged to make payments on an annual basis in excess of $750,000 in the aggregate;

(C)                                any partnership, limited liability company agreement, joint venture, alliance agreement or other similar agreement or arrangement relating to the formation, creation, operation, management, business or control of any partnership or joint venture which is not a wholly-owned Subsidiary of Eveready and material to the business of Eveready and its Subsidiaries, and any agreement between any such partnership or joint venture and Eveready or any Subsidiary thereof;

(D)                               any Contract (other than among wholly-owned Subsidiaries of Eveready) under which Indebtedness for borrowed money in excess of $750,000 is outstanding or may be incurred by Eveready or any of its Subsidiaries or pursuant to which any property or asset of Eveready or any of its Subsidiaries is mortgaged, pledged or otherwise subject to a Lien (other than a Permitted Lien), or any Contract restricting the incurrence of Indebtedness by Eveready or any of its Subsidiaries or the incurrence of Liens (other than Permitted Liens) on any Properties or any securities of any Subsidiaries of Eveready or restricting the payment of dividends or the transfer of any Owned Real Properties;

(E)                                 any Contract that purports to limit in any material respect the right of Eveready or any of its Subsidiaries (i) to engage in any line of business, or (ii) to compete with any Person or operate in any location;

(F)                                 any Contract providing for the sale or exchange of, or option to sell or exchange, any Property with a fair market value in excess of $750,000, or for the purchase or exchange of, or option to purchase or exchange, any Property with a fair market value in excess of $750,000 entered into in the past 12 months or in respect of which the applicable transaction has not been consummated;

(G)                                any Contract entered into in the past 12 months or in respect of which the applicable transaction has not yet been consummated for the acquisition or disposition, directly or indirectly (by amalgamation, merger or otherwise), of assets (other than Contracts referenced in clause (F) of this Section 3.1(p)(i)) or capital or other equity interests of another Person for aggregate consideration in excess of $750,000;

(H)                               any standstill or similar Contract currently restricting the ability of Eveready or any of its Subsidiaries to offer to purchase or purchase the assets or equity securities of another Person;

(I)                                    any material Contract with any present or former director, officer or employee of Eveready or any of its Subsidiaries; and

(J)                                   any Contract (other than Contracts referenced in clauses (A) through (I) of this Section 3.1(p)(i)) which has been filed by Eveready or any of its Subsidiaries with Securities Authorities and forming part of Eveready’s Public Disclosure Record (the Contracts described in clauses (A) through (J), together with all exhibits and schedules thereto, being the “Material Contracts”).

(ii)                                  None of Eveready or any of its Subsidiaries or, to the knowledge of Eveready, any of the other parties thereto, is in breach or violation of, or default (in each case, with or without notice or lapse of time or both) under, any Material Contract and none of

Eveready or any of its Subsidiaries has received or given any notice of default under any Material Contract which remains uncured and, to the knowledge of Eveready, there exists no state of facts which after notice or lapse of time or both would constitute a default or breach of such Material Contracts.  All Material Contracts are in good standing and in full force and effect without modification (written or oral) thereto and Eveready or one of its Subsidiaries is entitled to all benefits thereunder.

(iii)                               Except as has not and would not, individually or in the aggregate, reasonably be expected to have an Eveready Material Adverse Effect, none of Eveready, any of its Subsidiaries or, to the knowledge of Eveready, any of the other parties thereto, is in breach or violation of, or default (in each case, with or without notice or lapse of time or both) under, any Contract (other than the Material Contracts) and none of Eveready or any of its Subsidiaries has received or given any notice of default under any such Contract which remains uncured, and, to the knowledge of Eveready, there exists no state of facts which after notice or lapse of time or both would constitute a default or breach of any such Contract.

(q)                                 Permits.  Eveready and each of its Subsidiaries has obtained and is in compliance with all Permits required by applicable Laws necessary to conduct their current businesses as they are now being conducted, other than where the absence of such Permits or the failure to comply would not, individually or in the aggregate, reasonably be expected to have an Eveready Material Adverse Effect.

(r)                                    Pension and Employee Benefits.

(i)                                     Eveready and each of its Subsidiaries has complied, in all material respects, with the terms of all health, welfare, supplemental unemployment benefit, bonus, profit sharing, deferred compensation, share purchase, share compensation, disability, pension or retirement plans and other employee or director compensation or benefit plans, policies, agreements or arrangements which are maintained by or binding upon Eveready or such Subsidiary or in respect of which Eveready or any of its Subsidiaries has any actual or potential liability (including the Eveready Share Option Plan and the Eveready Deferred Share Plan) (collectively, the “Eveready Plans”) and with all applicable Laws relating thereto.

(ii)                                  All of the Eveready Plans are and have been established, registered, qualified and, in all material respects, administered in accordance with all applicable Laws, and in accordance with their terms and the terms of agreements between Eveready and/or any of its Subsidiaries, as the case may be, and their respective employees and former employees who are members of, or beneficiaries under, the Eveready Plans.

(iii)                               All current obligations of Eveready or any of its Subsidiaries regarding the Eveready Plans have been satisfied in all material respects, and no Taxes are owing or eligible under any of the Eveready Plans.  All contributions or premiums required to be made or paid by Eveready or any of its Subsidiaries, as the case may be, under the terms of each Eveready Plan or by applicable Laws have been made in a timely fashion in accordance with applicable Laws in all material respects and in accordance with the terms of the Eveready Plans.

(iv)                              Each Eveready Plan is insured or funded as may be required by applicable Law and in good standing with such Governmental Entities as may be applicable and, as of the date hereof, no currently outstanding notice of under-funding, non-compliance, failure to be in good standing or otherwise has been received by Eveready or any of its Subsidiaries from any such Governmental Entities.  No Eveready Plan provides any non-pension post-retirement or post-employment benefits.  None of the Eveready Plans are pension plans.  None of Eveready or any of its Subsidiaries would incur any material withdrawal liability from withdrawing from any multiemployer plan.  Eveready has an effective reservation of rights for each non-pension post-retirement or post-employment benefit plan which allows Eveready to amend or terminate such plan, subject to applicable Law.

(v)                                 No Eveready Plan is subject to any pending investigation, examination or other proceeding, action or claim initiated by any Governmental Entity, or by any other party (other than routine claims for benefits), and, to the knowledge of Eveready, there exists no state of facts which after notice or lapse of time or both would reasonably be expected to give rise to any such investigation, examination or other proceeding, action or claim or to affect the registration or qualification of any Eveready Plan required to be registered or qualified.

(vi)                              None of the execution and delivery of this Agreement by Eveready or consummation of the Arrangement or compliance by Eveready with any of the provisions hereof will result in any payment (including severance, unemployment compensation, bonuses or otherwise) becoming due to any director or employee of Eveready or any of its Subsidiaries or result in any increase or acceleration of contributions, liabilities or benefits, or acceleration of vesting, under any Eveready Plan or restriction held in connection with an Eveready Plan.

(s)                                  Compliance with Laws.  Eveready and each of its Subsidiaries have complied, in all material respects, with and are not, in any material respect, in violation of any applicable Laws.  None of Eveready or any of its Subsidiaries or, to the knowledge of Eveready, any of their respective directors, executives, representatives, agents or employees (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (iii) has violated or is violating any provision of the United States Foreign Corrupt Practices Act of 1977, (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or (v) has made any bribe, unlawful rebate, unlawful payoff, influence payment, kickback or other unlawful payment of any nature.

(t)                                    Intellectual Property.  (i) Eveready and its Subsidiaries own all right, title and interest in and to, or are validly licensed (and are not in material breach of such licenses) to use, all patents, trade-marks, trade names, service marks, copyrights, know-how, trade secrets, software, technology, and all other intellectual property and proprietary rights that are material to the conduct of the business, as presently conducted, of Eveready and its Subsidiaries taken as a whole (collectively, the “Eveready Intellectual Property Rights”); (ii) all such Eveready Intellectual Property Rights are sufficient for conducting the business, as presently conducted, of Eveready and its Subsidiaries taken as a whole; (iii) except as disclosed in section 3.1(t) of the Disclosure Letter, to the knowledge of Eveready, there are no adverse claims or agreements with respect to such Eveready Intellectual Property Rights and all such Eveready Intellectual Property

Rights are valid and enforceable and do not infringe in any material way upon any third parties’ intellectual property and proprietary rights, and no event will occur as a result of the transactions contemplated hereby that would render invalid or unenforceable any such Eveready Intellectual Property Rights; (iv) to the knowledge of Eveready, no third party is infringing upon such Eveready Intellectual Property Rights in any material respect; (v) all hardware, software and firmware, processed data, technology infrastructure and other computer systems used in connection with the conduct of the business, as presently conducted, of Eveready and its Subsidiaries taken as a whole (collectively, the “Eveready Technology”) are sufficient for conducting the business, as presently conducted, of Eveready and its Subsidiaries taken as a whole; (vi) Eveready and its Subsidiaries own or have validly licensed (and are not in material breach of such licenses) such Eveready Technology and have commercially reasonable virus protection and security measures in place in relation to such Eveready Technology; and (vii) Eveready and its Subsidiaries have reasonable back-up systems and a disaster recovery plan adequate to ensure the continuing availability of the functionality provided by the Eveready Technology, and have ownership of or a valid license to the Eveready Intellectual Property Rights necessary to allow them to continue to provide the functionality provided by the Eveready Technology in the event of any malfunction of the Eveready Technology or other form of disaster affecting the Eveready Technology.  Section 3.1(t) of the Disclosure Letter sets forth the Eveready Intellectual Property Rights that are owned or licensed by Eveready or its Subsidiaries.

(u)                                 Insurance.  Eveready and its Subsidiaries maintain policies or binders of insurance as are listed in Section 3.1(u) of the Disclosure Letter.  Section 3.1(u) of the Disclosure Letter contains a correct and complete description of all rights to indemnification now existing in favour of any present or former officer, director or employee of Eveready or any of its Subsidiaries or in favour of any other Person, other than those provided in the ordinary course of business.  Except as would not, individually or in the aggregate, reasonably be expected to have an Eveready Material Adverse Effect, Eveready and each of its Subsidiaries is covered by valid and currently effective insurance policies issued in favour of Eveready or any of its Subsidiaries that Eveready reasonably has determined to be prudent, taking into account the industries in which Eveready and its Subsidiaries operate, and as is sufficient to comply with applicable Law.  Except as would not, individually or in the aggregate, reasonably be expected to have an Eveready Material Adverse Effect, with respect to each insurance policy issued in favour of Eveready or any of its Subsidiaries or pursuant to which Eveready or any of its Subsidiaries is a named insured or otherwise a beneficiary under an insurance policy (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) neither Eveready nor any of its Subsidiaries is in breach or default, and neither Eveready nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any such policy, (iii) to the knowledge of Eveready, no insurer on any such policy has been declared insolvent or placed in receivership, debt restructuring proceedings or liquidation, and no notice of cancellation or termination has been received by Eveready or any of its Subsidiaries with respect to any such policy, (iv) to the knowledge of Eveready, none of such policies will terminate or lapse by reason of the transactions contemplated by this Agreement, (v) except as disclosed in Section 3.1(u) of the Disclosure Letter, no insurer under any such policy has cancelled or generally disclaimed liability under any such policy or indicated any intent to do so or not to renew any such policy, (vi) there is no claim by Eveready or any of its Subsidiaries pending under any such policy that has been denied or disputed by the insurer, and (vii) all claims under such policies have been filed in a timely fashion.

(v)                                 Environmental Matters.

(i)                                     Except as set forth in Section 3.1(v) of the Disclosure Letter:

(A)                              Eveready has obtained all Permits required under any Environmental Laws (“Eveready Environmental Permits”) by Eveready or any of its Subsidiaries in connection with the operation of their current businesses as they are now being conducted, except where the failure to so obtain such Permits would not result in liabilities that could reasonably be expected to exceed $500,000 in aggregate;

(B)                                Eveready and each of its Subsidiaries is in material compliance with all Eveready Environmental Permits and has posted all appropriate financial assurance required pursuant to such Permits, except where the failure to so comply with such Permits would not result in liabilities that could reasonably be expected to exceed $500,000 in aggregate;

(C)                                Eveready and each of its Subsidiaries has not received any notice of non-compliance with the Eveready Environmental Permits or any notice regarding amendment or revocation of such Permits or amendment of any financial assurance posted pursuant to such Permits, which could reasonably be expected to result in liabilities in excess of $500,000 in aggregate;

(D)                               Eveready and each of its Subsidiaries has not received any notice of non-compliance with any material Environmental Law and, to the knowledge of Eveready, there are no facts which could reasonably be expected to give rise to a notice of non-compliance with any Environmental Law, which could reasonably be expected to result in liabilities in excess of $500,000 in aggregate;

(E)                                 Eveready and each of its Subsidiaries has not Released or permitted to be Released any Hazardous Substance on or to any real properties currently or formerly owned, leased or operated by Eveready and its Subsidiaries, except in compliance with Environmental Law or that would not result in liabilities that could reasonably be expected to exceed $500,000 in aggregate;

(F)                                 To the knowledge of Eveready, there are no Hazardous Substances present on, at, in or under any of the real properties currently or formerly owned, leased or operated by Eveready and its Subsidiaries, except in compliance with Environmental Law or that would not result in liabilities that could reasonably be expected to exceed $500,000 in aggregate;

(G)                                To the knowledge of Eveready, there are no Hazardous Substances migrating off-site from any real properties currently or formerly owned, leased or operated by Eveready and its Subsidiaries; and

(H)                               To the knowledge of Eveready, Eveready and each of its Subsidiaries have no continuing liability pursuant to any contract or agreement related to the presence, potential presence or Release of Hazardous Substances at any real properties formerly owned, leased or operated by Eveready and its Subsidiaries.

(ii)                                  Eveready has made available to Parent, its Affiliates and their respective advisors copies of all environmental assessments, reports, audits and other documents in its possession that relate to the current or past environmental condition of any real properties currently or formerly owned, leased or operated by Eveready and its Subsidiaries (“Environmental Reports”) and all such Environmental Reports are listed in Section 3.1(v) of the Disclosure Letter.

(iii)                               No Lien in favour of a Governmental Entity arising under Environmental Laws is pending or, to the knowledge of Eveready, threatened, affecting Eveready or any of its Subsidiaries or any real or personal property of Eveready or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have an Eveready Material Adverse Effect.

(iv)                              Except as described in Section 3.1(v)(iv) of the Disclosure Letter, neither Predecessor, Eveready nor any of their Subsidiaries has, since the organization of Predecessor, used for disposing of any Hazardous Substances any solid or hazardous waste treatment, storage or disposal facilities which are owned or operated by any third parties and located within the United States.

(w)                               Employment and Labour Agreements.  None of Eveready or any of its Subsidiaries is a party to or bound or governed by:

(i)                                     except for the Contracts with those individuals listed in Section 3.1(w) of the Disclosure Letter, any employment, retention or change of control agreement with any officer or employee of Eveready or any of its Subsidiaries or any written or oral agreement, arrangement or understanding providing for retention, severance or termination payments to any officer or employee of Eveready or any of its Subsidiaries except, in the case of employees who are not officers or other management, as are customary in the ordinary course of business;

(ii)                                  except for the Contracts listed in Section 3.1(w) of the Disclosure Letter, any collective bargaining or union agreement, or any actual or, to the knowledge of Eveready, threatened application for certification or bargaining rights in respect of Eveready or any of its Subsidiaries;

(iii)                               any labour dispute, strike or lock-out relating to or involving any employees of Eveready or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have an Eveready Material Adverse Effect; or

(iv)                              any actual or, to the knowledge of Eveready, threatened claim arising out of or in connection with employment by Eveready or any of its Subsidiaries of any individual or the termination thereof which could, individually or in the aggregate, reasonably be expected to have an Eveready Material Adverse Effect.

Eveready has provided to the Purchaser correct, current and complete copies (or descriptions, where applicable) of the Contracts referred to in clauses (i) and (ii) of this Section 3.1(w).

(x)                                   Vote Required.

(i)                                     The only vote of holders of securities of Eveready necessary (under the Eveready Organizational Documents, the ABCA, other applicable Laws or otherwise) to approve the Arrangement is, subject to any requirements of the Interim Order, the Required Vote.

(ii)                                  Except as described in Section 3.1(x) of the Disclosure Letter and as provided in the Voting and Lock-Up Agreements, there are no shareholders agreements, registration rights agreements, voting trusts, proxies or similar agreements, arrangements or commitments to which Eveready or any of its Subsidiaries is a party with respect to any shares or other equity interests of Eveready or any of its Subsidiaries or any other Contract relating to disposition, voting or dividends with respect to any equity securities of Eveready or of any of its Subsidiaries.

(y)                                 Customers.  Section 3.1(y) of the Disclosure Letter sets forth the 20 largest customers by revenue of Eveready and its Subsidiaries for the year ended December 31, 2008.

(z)                                   Brokers and Finders.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission from, or to the reimbursement of any of its expenses by, Eveready or any of its Subsidiaries in connection with this Agreement or the Arrangement.

(aa)                            United States Operations. The total fair market value of the assets of Eveready and its Subsidiaries located within the United States is less than US $60.0 million, and the aggregate revenues generated by Eveready and its Subsidiaries from sales and services within or into the United States during the year ended December 31, 2008 was less than US $60.0 million.

Section 3.2.                                Survival of Representations and Warranties

No investigation by or on behalf of, or knowledge of, Parent or Purchaser or any of their Affiliates will mitigate, diminish or affect the representations or warranties made by Eveready in this Agreement or any certificate delivered by Eveready pursuant to this Agreement.  Parent or Purchaser shall promptly notify Eveready if, at any time before the Closing Date, it becomes aware of: (i) anything that causes any of the representations or warranties of Eveready set out in this Agreement to become materially untrue or inaccurate; or (ii) any material breach of any covenant, term or condition of Eveready set out in this Agreement.  The representations and warranties of Eveready contained in this Agreement will not survive the completion of the Arrangement and will expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.  This Section 3.2 will not limit any covenant or agreement of Eveready or any of its Subsidiaries which, by its terms, contemplates performance after the Effective Time or the date on which this Agreement is terminated, as the case may be.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT

Section 4.1.                                Representations and Warranties of Parent

Parent hereby represents and warrants to and in favour of Eveready as follows and acknowledges that Eveready is relying upon such representations and warranties in connection with entering into this Agreement:

(a)                                  Organization and Qualification.  Parent and each of its Subsidiaries (including Purchaser) is a corporation duly incorporated or an entity duly created and validly existing under the laws of its jurisdiction of incorporation or creation and has the requisite corporate or other power and authority to own its assets as now owned and to carry on its business as it is now being conducted.  Parent and each of its Subsidiaries (including Purchaser) is duly registered or otherwise authorized to do business and is in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such registration necessary, except where the failure to be so registered or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or prevent or materially delay the Arrangement.  All of the issued and outstanding securities or other ownership interests of each of Parent and Purchaser are validly issued, fully paid and non-assessable.

(b)                                 Authority Relative to this Agreement.  Each of Parent and Purchaser has the requisite corporate authority to enter into this Agreement and to carry out its obligations hereunder.  The execution, delivery and performance of this Agreement and the consummation by each of Parent and Purchaser of the transactions contemplated by this Agreement have been duly authorized by their respective boards of directors, and no other corporate proceedings on the part of either Parent or Purchaser are necessary to authorize the execution and delivery by it of this Agreement and the consummation by it of the transactions contemplated thereby.  This Agreement has been duly executed and delivered by each of Parent and Purchaser and constitutes a legal, valid and binding obligation of Parent and Purchaser enforceable against each of them in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

(c)                                  No Violations.  Neither the execution nor delivery of this Agreement by Parent and Purchaser, nor the consummation of the Arrangement by Parent and Purchaser, nor compliance by Parent and Purchaser with any of the provisions hereof will:

(i)                                     violate, conflict with, or result in a breach of any material provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under (A) the articles of incorporation or by-laws governing Parent or Purchaser or (B) subject to obtaining waivers or refinancing as of the Effective Time of the outstanding debt of Parent and its Subsidiaries as described in Section 5.4(d), any material contract or other instrument or obligation to which

Parent or any of its Subsidiaries is a party or to which any of them, or any of their respective properties or assets, may be subject or by which Parent or any of its Subsidiaries is bound and, in each case, individually or in the aggregate would materially adversely affect Parent’s or Purchaser’s ability to perform its respective obligations under this Agreement, or subject to obtaining the Regulatory Approvals, violate any Law applicable to Parent or any of its Subsidiaries or any of their respective properties or assets; or

(ii)                                  subject to obtaining the Regulatory Approvals and, assuming compliance with the Interim Order and any approvals required thereunder, the Final Order, and filings with the Registrar and compliance with applicable Securities Laws, violate in any material respect any Law applicable to Parent or any of its Subsidiaries or any of their respective properties and assets.

(d)                                 Capitalization.

(i)                                     The authorized capital stock of Parent consists of (A) 40,000,000 Parent Common Shares and (B) 1,080,415 shares of preferred stock, par value U.S. $0.01 per share.  As of March 31, 2009, there were outstanding: 23,755,619 Parent Common Shares (excluding 34,262 such shares held in treasury), no shares of Parent preferred stock, and employee stock options to purchase an aggregate of 211,873 Parent Common Shares (of which options for 195,943 such shares were then exercisable).

(ii)                                  Except as set forth above, for changes since March 31, 2009 resulting from the exercise of stock options or the grant of stock based compensation to employees or as provided for under this Agreement and the Plan of Arrangement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Parent or any of its Subsidiaries to issue or to sell any shares of capital stock or other securities of Parent or any of its Subsidiaries or any securities or obligations convertible to, exchangeable into, or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Parent or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(iii)                               Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the holders of Parent Common Shares on any matter.

(iv)                              The Parent Common Shares to be issued, indirectly, to the Eveready Shareholders in accordance with the Arrangement will, when issued, indirectly, to the Eveready Shareholders in accordance with the Arrangement be validly issued, fully paid and non-assessable, will be registered in the name of the applicable Eveready Shareholder (or as otherwise instructed by the applicable Eveready Shareholder on such Eveready Shareholder’s applicable letter of transmittal), and will be free of any adverse claims other than as suffered or permitted by that Eveready Shareholder, and no shareholder of Parent will have any preemptive right of subscription or purchase in respect thereof.  Such Parent Common Shares, when issued as described in the preceding sentence, and the first resale thereof, will be exempt from registration under applicable Canadian and U.S. Securities Laws.  However, in the case of the Eveready Management Shareholders, the first resale of the Parent Common Shares received by such shareholders shall be subject to the “lock-up” and potential manner of sale restrictions set forth in the Voting and Lock-Up Agreements.

(e)                                  Governmental Filings; No Violations.  Other than filings, notices and/or approvals (i) under the Securities Laws, (ii) as required by the New York Stock Exchange (the “NYSE”) in respect of listing the Parent Common Shares to be issued, indirectly, to the Eveready Shareholders in accordance with the Arrangement, (iii) under the Investment Canada Act and the Competition Act, and (vi) under the antitrust and/or notification laws of any other jurisdiction, where required, no notices, reports or other filings are required to be made by Parent or any of its Subsidiaries with, and no consents, registrations, approvals, permits or authorizations are required to be obtained by Parent or any of its Subsidiaries from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated by this Agreement and the Arrangement, except where the failure to make any such notice, report or filing or obtain any such consent, registration, approval, permit or authorization would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent and Purchaser to consummate the transactions contemplated by this Agreement and the Arrangement.

(f)                                    Parent Reports; Financial Statements.

(i)                                     Since December 31, 2006, Parent has filed each report or proxy statement required to be filed by Parent with the SEC since such date (collectively, including any other reports filed with the SEC subsequent to the date hereof and as amended, the “Parent Reports”), including Parent’s Annual Report on Form 10-K for the year ended December 31, 2008.  The Parent Reports are publicly and freely available on the SEC’s website at www.sec.gov, or copies thereof have otherwise been or, for Parent Reports filed after the date hereof will otherwise be, provided to Eveready.  The Parent Reports, at the time filed (or if amended or superseded by a filing prior to the date of hereof, then on the date of such filing), complied, and each Parent Report filed subsequent to the date hereof will comply, in all material respects with the requirements of applicable Securities Laws and did not, and will not, at the time furnished or filed, contain any material misrepresentation (as defined in the Securities Laws, as applicable) or any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements, therein, in light of the circumstances under which they were made, not misleading.

(ii)                                  The annual audited consolidated financial statements and the quarterly unaudited consolidated financial statements, including in each case, any related notes thereto, contained in the Parent Reports (the “Parent Financial Statements”) complied as to form in all material respects with the published rules and regulations of the SEC and the NYSE with respect thereto as of their respective dates, and have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto).  The Parent Financial Statements present fairly, in all material respects, the consolidated financial position, results of operation and cash flows of Parent and its

Subsidiaries as of the dates and for the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments that are not expected to be material in amount and the absence of notes thereto) on a consolidated basis. There has been no material change in Parent’s accounting policies, except as described in the notes to the Parent Financial Statements, since December 31, 2008.

(g)                                 Information Supplied.  None of the information supplied or to be supplied by Parent specifically for inclusion or incorporation by reference in the Eveready Circular will (except to the extent revised or superseded by amendments or supplements contemplated thereby), at the date the Eveready Circular is first mailed to the Eveready Shareholders, at the time of the Eveready Meeting or at the time of any amendment or supplement thereof, as amended or supplemented at such date or time, contain any misrepresentation or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they are made.

(h)                                 Ownership of Purchaser.  Parent indirectly owns all of the outstanding shares of capital stock of Purchaser.

(i)                                     Ownership of Eveready Common Shares.  None of Parent, Purchaser nor their respective Affiliates legally or beneficially owns any Eveready Common Shares or securities convertible into Eveready Common Shares.  No Person is acting jointly or in concert with Parent or Purchaser in connection with the Arrangement.  As of the date of this Agreement, Parent has no agreement, commitment or understanding, whether formal or informal, with any director or officer of Eveready regarding any engagement at Eveready after the Effective Time.

(j)                                     Brokers and Finders.  Neither Parent or any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Agreement and the Arrangement, except that Parent has employed Goldman Sachs LLP as its financial advisor, the arrangements with which have been disclosed to Eveready prior to the date hereof.

(k)                                  Reporting Status and Securities Laws Matters.  The Parent Common Shares are registered under the United States Securities Exchange Act of 1934, as amended, and listed for trading on the NYSE, and Parent and each of its Subsidiaries have filed all reports and other documents with the SEC and the NYSE which are required in connection with such registration and listing. Neither Parent nor any of its Subsidiaries is on any list of reporting issuers in default under applicable Securities Laws and is in compliance in all material respects with all applicable Securities Laws.  No delisting of, suspension of trading in or cease trading order is in effect with respect to any securities of Parent or any of its Subsidiaries and, to the knowledge of Parent, no inquiry or investigation (formal or informal) of any Securities Authority is ongoing or expected to be implemented or undertaken with respect to Parent or any of its Subsidiaries.

(l)                                     Absence of Certain Changes.  Since December 31, 2008, (i) Parent and each of its Subsidiaries have conducted their respective business in the ordinary course of business consistent with past practice and (ii) there has been no Parent Material Adverse Effect.

(m)                               Litigation. Except as described in the Parent Reports, there are no claims, actions, suits, demands, arbitrations, charges, indictments, hearings or other civil, criminal, administrative or investigative proceedings, or other investigations or examinations pending or, to the knowledge of Parent, threatened, affecting Parent or any of its Subsidiaries or their respective properties or assets at law or in equity before or by any Governmental Entity, or against any current or former director or officer of Parent or any of its Subsidiaries in their capacities as directors or officers of Parent or any of its Subsidiaries, which would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  Neither Parent nor any of its Subsidiaries nor any of their respective assets or properties is subject to any outstanding judgment, order, writ, injunction or decree which would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(n)                                 Taxes.

(i)                                     Parent and each of its Subsidiaries has (A) duly and timely filed, or caused to be filed with all the appropriate Tax authorities, all Returns required to be filed by it prior to the date hereof, and all such Returns are true and correct in all material respects; (B) paid to the appropriate Tax authority on a timely basis all Taxes and all assessments and reassessments of Taxes due on or before the date hereof, other than Taxes the failure to pay which would not, individually or in the aggregate, reasonably be expected to have, a Parent Material Adverse Effect; (C) duly and timely withheld, or caused to be withheld, all Taxes and other amounts required by Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account of any Person, including any employees, officers or directors and any non-resident Person) and duly and timely remitted, or caused to be remitted, to the appropriate Tax authority such Taxes and other amounts required by Law to be remitted by it, except to the extent that such failure would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; and (D) duly and timely collected, or caused to be collected, all Taxes required by Law to be collected by it and duly and timely remitted to the appropriate Tax authority any such amounts required by Law to be remitted by it, except to the extent that such failure would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(ii)                                  The unpaid Tax liability of Parent and its Subsidiaries did not, as of the date of the Parent Financial Statements, exceed the reserves and provisions for Taxes accrued but not yet due as reflected in Parent Financial Statements, and Taxes payable by Parent and its Subsidiaries through the Closing Date will not exceed such reserve as adjusted through the Closing Date in accordance with the past custom and practice of Parent and its Subsidiaries in filing their Returns.

(iii)                               No deficiencies, litigation, proposed adjustments or matters in controversy with respect to Taxes have been asserted which remain unresolved at the date hereof, and no action, audit, investigation or proceeding for assessment, reassessment or collection of Taxes has been taken, asserted, or to the knowledge of Parent, threatened, against Parent or any of its Subsidiaries or any of their respective assets, except, in each case, as disclosed or provided for in the Parent Financial Statements.

(iv)                              Except for voluntary extensions arising as part of customary audits by state or provincial tax authorities, there are no outstanding elections, agreements or waivers extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of any Taxes of, or the filing of any Return or any payment of any Taxes by, Parent or any of its Subsidiaries.

(v)                                 There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Parent and its Subsidiaries.

(vi)                              Neither Parent nor any of its Subsidiaries is a party to any indemnification, allocation or sharing agreement with respect to Taxes that could give rise to a payment or indemnification obligation (other than agreements among Parent and its Subsidiaries and other than customary Tax indemnifications contained in credit or loan agreements or other transactions entered into in the ordinary course) and neither Parent nor any of its Subsidiaries has any liability for the Taxes of any Person (other than Parent and its Subsidiaries) as a transferee or successor, by contract, or otherwise.

(o)                                 Environmental Matters.

(i)                                     Except as described in the Parent Reports or as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:

(A)                              Parent has obtained all Permits required under any Environmental Laws (“Parent Environmental Permits”) by Parent or any of its Subsidiaries in connection with the operation of their current businesses as they are now being conducted;

(B)                                Parent and each of its Subsidiaries is in compliance with all Parent Environmental Permits and has posted all appropriate financial assurance required pursuant to such Permits;

(C)                                Parent and each of its Subsidiaries has not received any notice of non-compliance with Parent Environmental Permits or any notice regarding amendment or revocation of such Permits or amendment of any financial assurance posted pursuant to such Permits;

(D)                               Parent and each of its Subsidiaries has not received any notice of non-compliance with any Environmental Law and, to the knowledge of Parent, there are no facts which could reasonably be expected to give rise to a notice of non-compliance with any Environmental Law;

(E)                                 Parent and each of its Subsidiaries has not Released or permitted to be Released any Hazardous Substance on or to any real properties currently or formerly owned, leased or operated by Parent and its Subsidiaries;

(F)                                 To the knowledge of Parent, there are no Hazardous Substances present on, at, in or under any of the real properties currently or formerly owned, leased or operated by Parent and its Subsidiaries, except in compliance with Environmental Law;

(G)                                To the knowledge of Parent, there are no Hazardous Substances migrating off-site from any real properties currently or formerly owned, leased or operated by Parent and its Subsidiaries; and

(H)                               To the knowledge of Parent, Parent and each of its Subsidiaries have no continuing liability pursuant to any contract or agreement related to the presence, potential presence or Release of Hazardous Substances at any real properties formerly owned, leased or operated by Parent and its Subsidiaries.

(ii)                                  No Lien in favour of a Governmental Entity arising under Environmental Laws is pending or, to the knowledge of Parent, threatened, affecting Parent or any of its Subsidiaries or any real or personal property of Parent or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(p)                                 Pension and Employee Benefits.

(i)                                     Parent and each of its Subsidiaries has complied, in all material respects, with the terms of all health, welfare, supplemental unemployment benefit, bonus, profit sharing, deferred compensation, share purchase, share compensation, disability, pension or retirement plans and other employee or director compensation or benefit plans, policies, agreements or arrangements which are maintained by or binding upon Parent or such Subsidiary or in respect of which Parent or any of its Subsidiaries has any actual or potential liability (collectively, the “Parent Plans”) and with all applicable Laws relating thereto.

(ii)                                  All of the Parent Plans are and have been established, registered, qualified and, in all material respects, administered in accordance with all applicable Laws, and in accordance with their terms and the terms of agreements between Parent and/or any of its Subsidiaries, as the case may be, and their respective employees and former employees who are members of, or beneficiaries under, the Parent Plans.

(iii)                               All current obligations of Parent or any of its Subsidiaries regarding the Parent Plans have been satisfied in all material respects, and no Taxes are owing or eligible under any of the Parent Plans.  All contributions or premiums required to be made or paid by Parent or any of its Subsidiaries, as the case may be, under the terms of each Parent Plan or by applicable Laws have been made in a timely fashion in accordance with applicable Laws in all material respects and in accordance with the terms of the Parent Plans.

(iv)                              Each Parent Plan is insured or funded as may be required by applicable Law and in good standing with such Governmental Entities as may be applicable and, as of the date hereof, no currently outstanding notice of under-funding, non-compliance, failure to be in good standing or otherwise has been received by Parent or any of its Subsidiaries from any such Governmental Entities.  No Parent Plan provides any non-pension post-retirement or post-employment benefits.  Except as described in note 15 to Parent’s audited financial statements as at and for the three years ended December 31, 2008 which are included in the Parent Reports, none of the Parent Plans are pension plans.  None of Parent or any of its Subsidiaries would incur any material withdrawal liability from withdrawing from any multiemployer plan.  Parent has an effective reservation of rights for each non-pension post-retirement or post-employment benefit plan which allows Parent to amend or terminate such plan, subject to applicable Law.

(v)                                 No Parent Plan is subject to any pending investigation, examination or other proceeding, action or claim initiated by any Governmental Entity, or by any other party (other than routine claims for benefits), and, to the knowledge of Parent, there exists no state of facts which after notice or lapse of time or both would reasonably be expected to give rise to any such investigation, examination or other proceeding, action or claim or to affect the registration or qualification of any Parent Plan required to be registered or qualified.

(vi)                              None of the execution and delivery of this Agreement by Parent or consummation of the Arrangement or compliance by Parent with any of the provisions hereof will result in any payment (including severance, unemployment compensation, bonuses or otherwise) becoming due to any director or employee of Parent or any of its Subsidiaries or result in any increase or acceleration of contributions, liabilities or benefits, or acceleration of vesting, under any Parent Plan or restriction held in connection with a Parent Plan.

(q)                                 Compliance with Laws.  Parent and each of its Subsidiaries have complied, in all material respects, with and are not, in any material respect, in violation of any applicable Laws.  None of Parent or any of its Subsidiaries or, to the knowledge of Parent, any of their respective directors, executives, representatives, agents or employees (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (iii) has violated or is violating any provision of the United States Foreign Corrupt Practices Act of 1977, (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or (v) has made any bribe, unlawful rebate, unlawful payoff, influence payment, kickback or other unlawful payment of any nature.

(r)                                    Insurance.  Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, Parent and each of its Subsidiaries is covered by valid and currently effective insurance policies issued in favour of Parent or any of its Subsidiaries that Parent reasonably has determined to be prudent, taking into account the industries in which Parent and its Subsidiaries operate, and as is sufficient to comply with applicable Law.  Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, with respect to each insurance policy issued in favour of Parent or any of its Subsidiaries or pursuant to which Parent or any of its Subsidiaries is a named insured or otherwise a beneficiary under an insurance policy (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) neither Parent nor any of its Subsidiaries is in breach or default, and neither Parent nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any such policy, (iii) to the knowledge of Parent, no insurer on any such policy has been declared insolvent or placed in receivership, debt restructuring proceedings or liquidation, and no notice of cancellation or termination has been received by Parent or any of its Subsidiaries with respect to any such policy, (iv) to the knowledge of Parent, none of such policies will terminate or lapse by reason of the transactions contemplated by this Agreement, (v) no insurer under any such policy has cancelled or generally disclaimed liability under any such policy or indicated any intent to do so or not to renew any such policy, (vi) there is no claim by Parent or any of its Subsidiaries pending under any such policy that has been denied or disputed by the insurer, and (vii) all claims under such policies have been filed in a timely fashion.

(s)                                  Property.

(i)                                     Each of Parent and its Subsidiaries has good and sufficient title to such real property interests, leases, licenses, easements and rights of way permitting the use of land or premises by Parent and its Subsidiaries, necessary to permit the operation of its current businesses, as they are now being conducted, and is not in default of any applicable Liens, leases, licenses, easements and rights of way, except for such failure of title or default in respect of such real property interests, leases, licenses, easements and rights of way as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(ii)                                  The properties and buildings and improvements thereon necessary to permit the operation of the current businesses of each of Parent and its Subsidiaries are in good operating condition and repair, subject to normal wear and tear.  To the knowledge of Parent, there are no latent defects affecting any such property or the buildings or improvements thereon, other than those that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(t)                                    Intellectual Property.  (i) Parent and its Subsidiaries own all right, title and interest in and to, or are validly licensed (and are not in material breach of such licenses) to use, all patents, trade-marks, trade names, service marks, copyrights, know-how, trade secrets, software, technology, and all other intellectual property and proprietary rights that are material to the conduct of the business, as presently conducted, of Parent and its Subsidiaries taken as a whole (collectively, the “Parent Intellectual Property Rights”); (ii) all such Parent Intellectual Property Rights are sufficient for conducting the business, as presently conducted, of Parent and its Subsidiaries taken as a whole; (iii) to the knowledge of Parent, all such Parent Intellectual Property Rights are valid and enforceable and do not infringe in any material way upon any third parties’ intellectual property and proprietary rights, and no event will occur as a result of the transactions contemplated hereby that would render invalid or unenforceable any such Parent Intellectual Property Rights; (iv) to the knowledge of Parent, no third party is infringing upon such Parent Intellectual Property Rights in any material respect; (v) all hardware, software and firmware, processed data, technology infrastructure and other computer systems used in connection with the conduct of the business, as presently conducted, of Parent and its Subsidiaries taken as a whole (collectively, the “Parent Technology”) are sufficient for conducting the business, as presently conducted, of Parent and its Subsidiaries taken as a whole; (vi) Parent and its Subsidiaries own or have validly licensed (and are not in material breach of such licenses) such Parent Technology and have commercially reasonable virus protection and security measures in place in relation to such Parent Technology; and (vii) Parent and its Subsidiaries have reasonable back-up systems and a disaster recovery plan adequate to ensure the continuing availability of the functionality provided by the Parent Technology, and have ownership of or a valid license to the Parent Intellectual Property Rights necessary to allow them to continue to provide the functionality provided by the Parent Technology in the event of any malfunction of the Parent Technology or other form of disaster affecting the Parent Technology.

(u)                                 Material Contracts.

(i)                                     None of Parent or any of its Subsidiaries or, to the knowledge of Parent, any of the other parties thereto, is in breach or violation of, or default (in each case, with or without notice or lapse of time or both) under, any contract material to it and none of Parent or any of its Subsidiaries has received or given any notice of default under any such material contract which remains uncured and, to the knowledge of Parent, there exists no state of facts which after notice or lapse of time or both would constitute a default or breach of any such material contracts.  All such material contracts are in good standing and in full force and effect without modification (written or oral) thereto and Parent or one of its Subsidiaries is entitled to all benefits thereunder.

(ii)                                  Except as has not and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, none of Parent, any of its Subsidiaries or, to the knowledge of Parent, any of the other parties thereto, is in breach or violation of, or default (in each case, with or without notice or lapse of time or both) under, any contract (other than the material contracts referred to in Section 4.1(u)(i) above) and none of Parent or any of its Subsidiaries has received or given any notice of default under any such contract which remains uncured, and, to the knowledge of Parent, there exists no state of facts which after notice or lapse of time or both would constitute a default or breach of such contract.

Section 4.2.                                Survival of Representations and Warranties

No investigation by or on behalf of, or knowledge of, Eveready or any of its Affiliates will mitigate, diminish or affect the representations or warranties made by Parent and Purchaser in this Agreement or any certificate delivered by Parent pursuant to this Agreement.  Eveready shall promptly notify Parent if, at any time before the Closing Date, it becomes aware of: (i) anything that causes any of the representations or warranties of Parent set out in this Agreement to be materially untrue or inaccurate; or (ii) any material breach of any covenant, term or condition of Parent or Purchaser set out in this Agreement.  The representations and warranties of Parent contained in this Agreement will expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.  This Section 4.2 will not limit any covenant or agreement of Parent or Purchaser which, by its terms, contemplates performance after the Effective Time or the date on which this Agreement is terminated, as the case may be.

ARTICLE V.

COVENANTS OF THE PARTIES

Section 5.1.                                Covenants of Eveready Regarding the Conduct of Business

Eveready covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, unless Parent otherwise agrees in writing (to the extent that such consent is permitted by applicable Law), or as is otherwise expressly permitted or specifically contemplated by this Agreement or the Plan of Arrangement or as is otherwise required by applicable Law:

(a)                                  The business of Eveready and its Subsidiaries will be conducted only, and Eveready and its Subsidiaries will not take any action except, in the usual and ordinary course of business consistent with past practices, and Eveready will use all commercially reasonable efforts to maintain and preserve its and its Subsidiaries’ business organization, assets, properties, employees, goodwill and business relationships.

(b)                                 Eveready will not, and will not permit any of its Subsidiaries to, directly or indirectly:  (i) amend its articles, charter or by-laws or other comparable organizational documents; (ii) with the exception of distributions to the holders of minority interests in one of the limited partnership Subsidiaries of Eveready, declare, set aside or pay any dividend or other distribution or payment (whether in cash, shares or property) in respect of the Eveready Common Shares owned by any Person or the securities of any Subsidiary owned by a Person other than Eveready or an Eveready Subsidiary; (iii) adjust, split, combine or reclassify its shares; (iv) issue, grant, sell or (with respect to the securities of its Subsidiaries only) cause or permit a Lien other than a Permitted Lien to be created on, or agree to issue, grant, sell or cause or (with respect to the securities of its Subsidiaries only) permit a Lien other than a Permitted Lien to be created on, any shares of Eveready or its Subsidiaries, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares of Eveready or any of its Subsidiaries, other than (A) the issuance of Eveready Common Shares issuable pursuant to the terms of the Eveready Debentures, the Eveready Options and the Eveready Deferred Shares outstanding on the date hereof, and (B) transactions between two or more Eveready wholly-owned Subsidiaries or between Eveready and an Eveready wholly-owned Subsidiary; (v) redeem, purchase or otherwise acquire or (with respect to the securities of its Subsidiaries only) subject to a Lien other than a Permitted Lien any of its outstanding securities or securities convertible or exchangeable into or exercisable for any such securities, unless otherwise required by the terms of such securities and other than (A) in transactions between two or more Eveready wholly-owned Subsidiaries or between Eveready and a Eveready wholly-owned Subsidiary or (B) pursuant to the terms of the mutual option agreements that are outstanding with respect to the 20% minority interest in one of the limited partnership Subsidiaries of Eveready; (vi) amend or modify the terms of any of its securities; (vii) adopt a plan of liquidation or resolution providing for the liquidation or dissolution of Eveready or any of its Subsidiaries; (viii) amend its accounting policies or adopt new accounting policies, in each case except as required in accordance with Canadian GAAP; (ix) make, rescind or change any material election relating to Taxes, settle (or offer to settle) any material Tax claim, audit, proceeding or reassessment, or enter into any agreement (including any waiver) with any governmental authority relating to Taxes; or (x) authorize or propose any of the foregoing, or enter into, modify or terminate any Contract with respect to any of the foregoing.

(c)                                  Eveready will promptly notify Parent in writing of (i) any circumstance or development that, to the knowledge of Eveready, is or would reasonably be expected to have an Eveready Material Adverse Effect or any change in any material fact set forth in the Disclosure Letter or in the Eveready Public Disclosure Record, (ii) any circumstance or development with respect to any Legal Action affecting Eveready or any of its Subsidiaries or affecting any of their respective properties or assets at law or in equity before or by any Governmental Entity, or against any current or former director or officer of Eveready or any of its Subsidiaries in their capacities as directors or officers of Eveready or any of its Subsidiaries that, to the knowledge of Eveready, is or would, individually or in the aggregate, reasonably be expected to have an Eveready Material Adverse Effect, and (iii) the occurrence of any loss, breakage or damage to assets of Eveready or any of its Subsidiaries in excess of $750,000 (irrespective of insurance or third party proceeds which have been or may be received in connection with such loss, breakage or damage); provided that the delivery of any such notification will not modify, amend or supersede any disclosure set forth in the Disclosure Letter or any representation or warranty of Eveready contained in this Agreement or in any certificate or other instrument delivered in connection herewith and will not affect any right of Parent or Purchaser hereunder.

(d)                                 Eveready will not, and will not permit any of its Subsidiaries to, directly or indirectly, except, in the case of clauses (i), (ii), (iv), (v) and (vi) below, in the ordinary course of business consistent with past practice: (i) sell, pledge, lease, license, dispose of or cause or permit a Lien other than a Permitted Lien to be created on any assets (including the shares of any Subsidiary) of Eveready or of any Subsidiary; (ii) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets or otherwise) any corporation, partnership or other business organization or division thereof or any property or asset, or make any investment either by the purchase of securities, contributions of capital (other than to wholly-owned Subsidiaries), property transfer, or purchase of any property or assets of any other Person, or enter into or extend any option to acquire, or exercise an option to acquire, any real property, if any of the foregoing would reasonably be expected to be material to Eveready and are otherwise not in the ordinary course of business consistent with past practice; (iii) except pursuant to the terms of the Eveready Amended and Restated Credit Agreement or to guarantee the loans obtained by employees of Predecessor and its Subsidiaries to acquire securities of Predecessor pursuant to Predecessor’s Employee Participation Plan provided such guarantees shall not in the aggregate be for more than $7,700,000, incur any Indebtedness or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, or make any loans or advances in excess of $750,000; (iv) make or commit to make capital expenditures that, together with capital expenditures made or committed to be made since December 31, 2008, are, in the aggregate, in excess of $15,000,000; (v) take any action that would cause any of the representations or warranties set forth in Article III to be untrue as of the date of this Agreement or as of the Effective Time (except with respect to any representation or warranty that is made as of a specific date or time); (vi) pay, discharge or satisfy any material claims, liabilities or obligations other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Eveready Financial Statements; (vii) waive, release, grant or transfer any rights of material value; (viii) enter into a new line of business; or (ix) authorize or propose any of the foregoing, or enter into or modify any Contract to do any of the foregoing.

(e)                                  Eveready will not, and will not permit any of its Subsidiaries to, directly or indirectly, (i) enter into, amend or voluntarily terminate any Contract material to Eveready and its Subsidiaries taken as a whole; (ii) enter into, amend or voluntarily terminate any Contract with any current or former director, officer or employee of Eveready or any of its Subsidiaries; (iii) enter into or amend any Contract or series of Contracts resulting in a new Contract or series of related new Contracts or modifications to an existing Contract or series of related existing

Contracts outside of the ordinary course of business, that would result in any Contract having a term in excess of 12 months and which is not terminable by Eveready or its Subsidiaries upon notice of 90 days or less from the date of the relevant Contract or modification of Contract, or impose payment or other obligations on Eveready or any of its Subsidiaries in excess of $750,000; (iv) enter into any Contract that would limit or otherwise restrict Eveready or any of its Subsidiaries or any of their successors, or that would, after the Effective Time, limit or otherwise restrict Purchaser or any of its Affiliates or any of their successors, from engaging or competing in any line of business or in any geographic area; or (v) terminate, cancel or amend in any material respect any Material Contract.

(f)                                    Other than as is necessary to comply with applicable Laws or Contracts, neither Eveready nor any of its Subsidiaries will (i) grant to any officer or director of Eveready or any of its Subsidiaries an increase in compensation in any form; (ii) grant any general salary increase; (iii) take any action with respect to the grant of any severance or termination pay not in accordance with existing policies disclosed in the Disclosure Letter; (iv) enter into any employment agreement with any officer or director of Eveready or any of its Subsidiaries; (v) increase any benefits payable under its current severance or termination pay policies; (vi) modify or waive the vesting policies now in effect with respect to the 251,726 outstanding Eveready Shares held by the trust established for the benefit of employees of Predecessor and its Subsidiaries; or (vii) except to guarantee the loans obtained by employees of Predecessor and its Subsidiaries to acquire securities of Predecessor pursuant to Predecessor’s Employee Participation Plan provided such guarantees shall not in the aggregate be for more than $7,700,000, adopt or materially amend or make any contribution to any Eveready Plan or other bonus, profit sharing, option, pension, retirement, deferred compensation, insurance, incentive compensation, compensation or other similar plan, agreement, trust, fund or arrangement for the benefit of directors, officers or employees or former directors, officers, employees of Eveready or any of its Subsidiaries.

(g)                                 Other than in the ordinary course of business consistent with past practice, and, except to guarantee the loans obtained by employees of Predecessor and its Subsidiaries to acquire securities of Predecessor pursuant to Predecessor’s Employee Participation Plan described in subsection 5.1(f) provided such guarantees shall not in the aggregate be for more than $7,700,000, Eveready will not, and will not permit any of Subsidiaries to, make any loans, advances or capital contributions to, or investments in, or guarantees to, or grant rights of indemnification in favour of, any other Person other than to wholly-owned Subsidiaries, or make any loans to any director, officer or employee of Eveready or any of its Subsidiaries.

(h)                                 Eveready will not, and will not permit any of Subsidiaries to, waive, release, assign, settle or compromise (i) any Legal Action or any claim or liability other than in the usual and ordinary course of business consistent with past practice or (ii) any Legal Action that is brought by any current, former or purported holder of any securities of Eveready in its capacity as such and that (A) requires any payment to such security holder by Eveready or any of its Subsidiaries or (B) adversely affects in any material respect the ability of Eveready and its Subsidiaries to conduct their business in a manner consistent with past practice.

(i)                                     Eveready will use its commercially reasonable efforts to cause the current insurance (or re-insurance) policies maintained by Eveready or any of its Subsidiaries, including directors’ and officers’ insurance, not to be cancelled or terminated and to prevent any of the coverage thereunder from lapsing, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect; provided that, subject to the provisions of Section 7.8, none of Eveready or any of its Subsidiaries will obtain or renew any insurance (or re-insurance) policy for a term exceeding 12 months.

Section 5.2.                                Pre-Acquisition Transactions

(a)                                  Prior to the Effective Time, Eveready agrees to (i) at Parent’s expense, cooperate with and provide reasonable assistance to Parent in connection with Parent’s planning for and implementation of any such reorganizations of the business, operations, assets or corporate structure of Eveready and its Subsidiaries as Parent may request, acting reasonably (each a “Pre-Acquisition Transaction”), and (ii) at Parent’s expense, use commercially reasonable efforts to implement in advance of the Effective Time any Pre-Acquisition Transaction as reasonably requested by Parent.  At Parent’s option, such Pre-Acquisition Transactions may include, without limitation, (i) formation of new Eveready Subsidiaries, (ii) merger, amalgamation or consolidation of existing Eveready Subsidiaries, (iii) transfer of securities in, or assets held by, existing Eveready Subsidiaries either by sale, dividend or contribution, and (iv) filing of any elections required or permitted under applicable Tax Laws relating to such transactions.  However, Eveready will not be required to implement any such Acquisition Transaction prior to the Effective Time unless it determines to its satisfaction, acting reasonably, that (A) such implementation will not delay or prevent consummation of the Arrangement (including by giving rise to litigation by third parties); (B) such implementation will not have an adverse impact on the Eveready Shareholders or holders of the Eveready Debentures; and (C) the Arrangement will be consummated and the Effective Time will occur immediately following the completion of such Pre-Acquisition Transaction.  Parent agrees that any Pre-Acquisition Transaction that is implemented at Parent’s request in advance of the Effective Time will not be considered in determining whether a representation or warranty of Eveready under this Agreement has been breached.

(b)                                 To the extent that a Pre-Acquisition Transaction requires approval of the Eveready Shareholders under the ABCA, Eveready shall at Parent’s expense, (i) seek approval of the Eveready Shareholders for such Pre-Acquisition Transaction at the Eveready Meeting, (ii) include in the Eveready Circular a form of special resolution of the Eveready Shareholders (the “Transaction Resolution”) approving such Pre-Acquisition Transaction in form and substance acceptable to Parent, acting reasonably, either included within the Arrangement Resolution or separate from the Arrangement Resolution if so requested by Parent, and (iii) include in the Eveready Circular the unanimous recommendation of the Board that the Eveready Shareholders vote in favour of the Transaction Resolution, provided that Parent and Purchaser agree to amend the provisions of this Agreement requiring Eveready to take certain action by specified times, including such provisions contained in Sections 2.1 and 2.3, to the extent necessary to facilitate the foregoing.  Subject to the provisions of this Section 5.2, the provisions in this Agreement regarding Eveready’s obligations respecting the approval of the Arrangement Resolution shall apply mutatis mutandis to the approval of the Transaction Resolution.

(c)                                  Subject to the provisions of Sections 5.2(a) and 5.2(b), the Parties will work cooperatively and use commercially reasonable efforts to prepare prior to the Effective Time all documentation necessary and do such other acts and things as are necessary to give effect to any Pre-Acquisition Transactions.  Subject to the provisions of Sections 5.2(a) and 5.2(b), the Parties shall give effect to any Pre-Acquisition Transactions immediately before the Effective Time and shall seek to have them become effective immediately before the Effective Time (but after Parent shall have confirmed that all conditions in Sections 6.1 and 6.2 have been satisfied or waived by Parent and Eveready shall have confirmed that all conditions in Sections 6.1 and 6.3 have been satisfied or waived by Eveready). In no event shall completion of any Pre-Acquisition Transactions be a condition to completion of the Arrangement.

Section 5.3.                                Covenants of Eveready Regarding the Arrangement

Eveready will perform, and will cause its Subsidiaries to perform, all obligations required or desirable to be performed by Eveready or any of its Subsidiaries under this Agreement, co-operate with Parent and Purchaser in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, Eveready will and, where appropriate, will cause its Subsidiaries to:

(a)                                  except as specifically permitted by Section 7.2, use all commercially reasonable efforts to obtain the Required Vote;

(b)                                 unless this Agreement will have been terminated in accordance with Section 8.2, submit this Agreement to the Eveready Shareholders at the Eveready Meeting even if the Board will have withdrawn, amended, modified or qualified its recommendation of this Agreement or the Arrangement;

(c)                                  use all commercially reasonable efforts to obtain all necessary waivers, consents and approvals required to be obtained by Eveready or a Subsidiary in connection with the Arrangement from other parties to the Contracts and, in connection with obtaining any approval or consent from any Person (other than a Governmental Entity) with respect to any transaction contemplated by this Agreement, (i) without the prior written consent of Parent, which consent will not be unreasonably withheld, not pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, or make any commitment or incur any liability or other obligation to such Person for such approval or consent, and (ii) not request of Purchaser or any of its Affiliates to pay or commit to pay to any Person (other than a Governmental Entity) whose approval or consent is being solicited any cash or other consideration, or make any commitment or incur any liability or other obligation to such Person for such approval or consent;

(d)                                 use its commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Entities from Eveready or any of its Subsidiaries relating to the Arrangement;

(e)                                  apply for and use all commercially reasonable efforts to obtain all Regulatory Approvals relating to Eveready or any of its Subsidiaries which are typically applied for by a Person being acquired and, in doing so, keep Parent reasonably informed as to the status of the proceedings related to obtaining the Regulatory Approvals, including providing Parent with copies of all related applications and notifications (other than confidential information contained in such applications and notifications), in draft form, in order for Parent to provide its comments thereon; provided, however, that nothing in this Agreement shall require Eveready or its Affiliates to divest or hold separate or otherwise take or commit to take any action with respect to any asset, property or agreement of Eveready or any of its Subsidiaries in order to obtain any such Regulatory Approval;

(f)                                    waive the Eveready Shareholders Rights Plan with respect to this Agreement and the other transactions contemplated by this Agreement (with such Plan to be terminated at the Effective Time in accordance with the Plan of Arrangement);

(g)                                 use its commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other proceedings against Eveready or any of its Subsidiaries challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

(h)                                 subject to applicable Laws relating to the exchange of information, and subject to the terms of the Confidentiality Agreement, upon request by Parent, furnish Parent with all information concerning (i) itself and its Subsidiaries (including information concerning their respective businesses, operations, markets, customers, suppliers and others they have business relations with), (ii) historical and pro forma financial statements, and (iii) such other matters as may be reasonably necessary or advisable, in connection with Parent’s financing (including syndication efforts) for the transactions contemplated by this Agreement.  Without limitation, such financing activities may include preparation of prospectus supplements and information memoranda for securities offerings, loan syndication, road shows, meetings with and presentations to (including participation by members of senior management and representative of Eveready in such meetings and presentations), and due diligence of, lenders, investors and ratings agencies, including with respect to obtaining auditors’ consents and comfort letters, providing access to auditors’ work papers, and assisting in Parent’s efforts to benefit from Eveready’s existing relationships with its lenders.  Notwithstanding the foregoing, the Confidential Information (as defined in the Confidentiality Agreement) of Eveready may not be disclosed (except as provided in the Confidentiality Agreement) to any Person without the prior written consent of Eveready; and

(i)                                     abide by the terms of the Confidentiality Agreement.

Section 5.4.                                Covenants of Parent

Parent will perform, and will cause Purchaser to perform, all obligations required or desirable to be performed by it under this Agreement, co-operate with Eveready in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, Parent will, and where appropriate will cause Purchaser to:

(a)                                  use its commercially reasonable efforts to preserve intact the business, organization, assets, properties, goodwill and employees of Parent and its Subsidiaries and other business relationships, continue to operate in the ordinary course of business, maintain its books, records and accounts in accordance with U.S. GAAP, and use its commercially reasonable efforts to maintain its current financial condition, including working capital levels;

(b)                                 apply for and use all commercially reasonable efforts to obtain all Regulatory Approvals relating to it and relating to Eveready or any of Eveready’s Subsidiaries which are typically applied for by an acquiror (including those referenced in Schedule C) and, in doing so, keep Eveready reasonably informed as to the status of the proceedings related to obtaining the Regulatory Approvals, including providing Eveready with copies of all related applications and notifications in draft form (other than confidential information contained in such applications and notifications), in order for Eveready to provide its reasonable comments thereon; provided, however, that nothing in this Agreement shall require Parent or its Affiliates to divest or hold separate or otherwise take or commit to take any action with respect to any asset, property or agreement of Parent or any of its Subsidiaries in order to obtain any such Regulatory Approval;

(c)                                  use its commercially reasonable efforts to (i) effect all necessary registrations, filings and submissions of information required by Governmental Entities from Purchaser or any of its Subsidiaries relating to the Arrangement, and (ii) cause the Parent Common Shares to be issued, indirectly, to the Eveready Shareholders pursuant to this Agreement and the Arrangement to be approved for listing on the NYSE, subject to official notice of issuance, prior to or as of the Effective Time;

(d)                                 use its commercially reasonable efforts to obtain (i) financing (whether in the form of a further amendment and/or restatement of the Eveready Amended and Restated Credit Agreement or a refinancing of the Eveready Indebtedness under such agreement), and (ii) such waivers or amendments under Parent’s existing credit instruments or refinancings thereof as will allow Parent and Purchaser to complete the transactions described in this Agreement, each on terms reasonably satisfactory to Parent provided that, if such financing shall include the issuance of any Parent Common Shares or warrants or convertible securities which are exercisable for or convertible into any Parent Common Shares, the issuance, exercise or conversion price shall not (without the prior written consent of Eveready) be less than U.S. $48.00 per Parent Common Share (the financing, refinancing and/or waivers described in this Section 5.4(d) being collectively the “Financing”);

(e)                                  use its commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other proceedings against Parent or Purchaser challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

(f)                                    not:  (i) amend its articles, charter or by-laws or other comparable organizational documents; (ii) declare, set aside or pay any dividend or other distribution or payment (whether in cash, shares or property) in respect of its shares; (iii) adjust, split, combine or reclassify its shares; (iv) amend or modify the terms of any of its shares; or (v) adopt a plan of liquidation or resolution providing for its liquidation or dissolution;

(g)                                 promptly notify Eveready in writing of (i) any circumstance or development that, to the knowledge of Parent, is or would reasonably be expected to have a Parent Material Adverse Effect or any change in any material fact set forth in the Parent Reports, or (ii) any circumstance or development with respect to any legal action affecting Parent or any of its Subsidiaries or affecting any of their respective properties or assets at law or in equity before or by any Governmental Entity that, to the knowledge of Parent, is or would reasonably be expected to have a Parent Material Adverse Effect; provided that the delivery of any such notification will not modify, amend or supersede any representation or warranty of Parent contained in this Agreement or in any certificate or other instrument delivered in connection herewith and will not affect any right of Eveready hereunder;

(h)                                 abide by the terms of the Confidentiality Agreement; and

(i)                                     on and after the Effective Time, provide for the continuing employees of Eveready and its Subsidiaries credit under the relevant Parent Plans for the period of their employment by Eveready or its Subsidiaries and permit them to participate in Parent’s employee stock purchase plan if they wish to do so.  Eveready’s continuing management employees will be entitled to participate in Parent’s management incentive plan (“MIP”) and restricted stock plan on terms similar to comparable management employees of Parent and its Subsidiaries. For purposes of Parent’s MIP, separate EBITDA goals for Eveready will be established based on the Eveready’s performance during the stub period beginning on the Effective Time and ending on December 31, 2009.

Section 5.5.                                Mutual Covenants

Each of the Parties covenants and agrees that, except as contemplated in this Agreement, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms:

(a)                                  It will, and will cause its Subsidiaries to, use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder as set forth in Article VI to the extent the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to consummate the Arrangement, including using its commercially reasonable efforts to: (i) obtain all Regulatory Approvals required to be obtained by it, provided, however that Parent and Purchaser will not be obligated hereby to divest or hold separate or otherwise take or commit to take any action with respect to any asset, property, operation or agreement of Eveready or any of its Subsidiaries in order to obtain any Regulatory Approval from any Governmental Entity; (ii) effect all necessary registrations, filings and submissions of information requested by Governmental Entities required to be effected by it in connection with the Arrangement; (iii) oppose, lift or rescind any injunction or restraining order against it or other order or action against it seeking to stop, or otherwise adversely affecting its ability to make and complete, the Arrangement; and (iv) co-operate with the other Parties in connection with the performance by it and its Subsidiaries of their obligations hereunder.

(b)                                 It will not (i) take any action, (ii) refrain from taking any commercially reasonable action, or (iii) permit any action to be taken or any commercially reasonable action to not be taken, which is inconsistent with this Agreement or which would reasonably be expected to significantly impede the consummation of the Arrangement or to prevent or materially delay the consummation of the transactions contemplated hereby.

ARTICLE VI.

CONDITIONS

Section 6.1.                                Mutual Conditions Precedent

The obligations of the Parties to complete the transactions contemplated by this Agreement, exclusive of those in Section 2.4 (c) of this Agreement, are subject to the fulfillment, on or before the Effective Time, of each of the following conditions precedent, each of which may only be waived by the mutual consent of the Parties:

(a)                                  the Arrangement Resolution will have been approved and adopted by the Eveready Shareholders at the Eveready Meeting by not less than the Required Vote in accordance with the Interim Order;

(b)                                 the Interim Order and the Final Order will each have been obtained in form and on terms consistent with this Agreement, and will not have been set aside or modified in a manner unacceptable to the Parties, acting reasonably, on appeal or otherwise;

(c)                                  all Regulatory Approvals will have been obtained or concluded or, in the case of waiting or suspensory periods, expired or been terminated such that the Arrangement may proceed without the need for further Regulatory Approvals;

(d)                                 no Governmental Entity will have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that restrains, enjoins or otherwise prohibits consummation of the Arrangement or the other transactions contemplated by this Agreement;

(e)                                  the Parent Common Shares to be issued, indirectly, to the Eveready Shareholders in accordance with the Arrangement pursuant to the Plan of Arrangement shall have been approved for listing on the NYSE subject only to official notice of issuance; and

(f)                                    this Agreement will not have been terminated in accordance with its terms.

Section 6.2.                                Additional Conditions Precedent to the Obligations of Parent and Purchaser

The obligations of Parent and Purchaser to complete the transactions contemplated by this Agreement, exclusive of those in Section 2.4 (c) of this Agreement, will also be subject to the fulfillment of each of the following conditions precedent (each of which is for the exclusive benefit of the Parent and Purchaser and may be waived by Parent and Purchaser):

(a)                                  all covenants of Eveready under this Agreement to be performed on or before the Closing Date will have been duly performed by Eveready in all material respects, and Parent and Purchaser will have received a certificate of Eveready addressed to Parent and

Purchaser and dated the Closing Date, signed on behalf of Eveready by two senior executive officers of Eveready (on Eveready’s behalf and without personal liability), confirming the foregoing as of the Closing Date;

(b)                                 (i) the representations and warranties of Eveready set forth in this Agreement will be true and correct in all respects, without regard to any materiality or Eveready Material Adverse Effect qualifications contained in them, as of the Closing Date, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of that specified date), unless the failure or failures of all such representations and warranties to be so true and correct in all respects would not reasonably be expected to have an Eveready Material Adverse Effect; (ii) the representations and warranties set forth in Section 3.1(e) will be true and correct in all material respects; and (iii) Parent and Purchaser will have received a certificate of Eveready addressed to Parent and Purchaser and dated the Closing Date, signed on behalf of Eveready by two senior executive officers of Eveready (on Eveready’s behalf and without personal liability), confirming the foregoing as of the Closing Date;

(c)                                  all Regulatory Approvals will have been obtained or concluded on terms and conditions satisfactory to Parent, acting reasonably;

(d)                                 between the date hereof and the Effective Time, there will not have occurred an Eveready Material Adverse Effect;

(e)                                  no act, action, suit, demand or proceeding shall have been taken by or before any Canadian or foreign court, tribunal or Governmental Entity or by or before any elected or appointed public official in Canada or elsewhere, and no law, regulation or policy shall have been proposed, enacted, promulgated or applied by a Governmental Entity in either case:

(i)                                     to cease trade, enjoin, prohibit or impose material limitations or conditions on the purchase by or the sale to Purchaser of any of Eveready Common Shares or the right of Purchaser to own or exercise full rights of ownership of Eveready Common Shares; or

(ii)                                  which, if the Arrangement was consummated, would reasonably be expected to lead to a Parent Material Adverse Effect;

(f)                                    the Board of Directors shall not have either (i) withdrawn any recommendation made by it that Eveready Shareholders approve the Arrangement Resolution or modified, changed or qualified any such recommendation in a manner that has substantially the same effect or issued a recommendation that Eveready Shareholders not vote in favour of the Arrangement Resolution or (ii) failed to reaffirm support of the Arrangement within five Business Days following an announcement made by a third party in respect of any Acquisition Proposal;

(g)                                 Eveready shall not have entered into any agreements in respect of an Acquisition Proposal other than a confidentiality agreement permitted to be entered into in accordance with Section 7.2(d); and

(h)                                 If the Court shall have required that Eveready provide to the Eveready Shareholders dissent rights in connection with the Arrangement, the aggregate number of Eveready Common Shares held, directly or indirectly, by Eveready Shareholders purporting to exercise dissent rights in connection with the Arrangement does not exceed five percent (5.0%) of the total outstanding Eveready Common Shares.

Section 6.3.                                Additional Conditions Precedent to the Obligations of Eveready

The obligations of Eveready to complete the transactions contemplated by this Agreement, exclusive of those in Section 2.4 (c) of this Agreement, will also be subject to the following conditions precedent (each of which is for the exclusive benefit of Eveready and may be waived by Eveready):

(a)                                  all covenants of Parent and Purchaser under this Agreement to be performed on or before the Closing Date will have been duly performed by the Parent and Purchaser, as applicable, in all material respects, and Eveready will have received a certificate of Parent and Purchaser, addressed to Eveready and dated the Closing Date, signed on behalf of Parent and Purchaser by two of their respective senior executive officers (on each such Party’s behalf and without personal liability), confirming the foregoing as of the Closing Date;

(b)                                 the representations and warranties of Parent set forth in this Agreement will be true and correct in all respects, without regard to any materiality or Parent Material Adverse Effect qualifications contained in them, as of the Closing Date, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of that specified date), unless the failure or failures of all such representations and warranties to be so true and correct in all respects would not reasonably be expected to have a Parent Material Adverse Effect, and Eveready will have received certificates of Parent and Purchaser, addressed to Eveready and dated the Closing Date, signed on behalf of such Party by two of its senior executive officers (on such Party’s behalf and without personal liability), confirming the foregoing as of the Closing Date;

(c)                                  all Regulatory Approvals will have been obtained or concluded on terms and conditions satisfactory to Eveready, acting reasonably;

(d)                                 between the date hereof and the Effective Time, there will not have occurred a Parent Material Adverse Effect;

(e)                                  all orders required from the applicable Securities Authorities to permit the issuance and first resale of the Parent Common Shares issued, indirectly, to the Eveready Shareholders pursuant to the Arrangement without qualification with or approval of or the filing of any registration statement or prospectus, or the taking of any proceeding with, or the obtaining of any further order, ruling or consent from any Governmental Entity under any United States or Canadian Securities Laws or pursuant to the rules and regulations of any Securities Authority administering such Laws will have been obtained or concluded on terms and conditions satisfactory to Eveready, acting reasonably, and Parent’s legal counsel will have provided Eveready and the members of its Board with a legal opinion to that effect in form and content satisfactory to Eveready and its counsel, acting reasonably; and

(f)                                    no act, action, suit, demand or proceeding shall have been taken by or before any Canadian or foreign court, tribunal or Governmental Entity or by or before any elected or appointed public official in Canada or elsewhere, and no law, regulation or policy shall have been proposed, enacted, promulgated or applied by a Governmental Entity in either case:

(i)                                     to cease trade, enjoin, prohibit or impose material limitations or conditions on the purchase by or the sale to Purchaser of any of Eveready Common Shares or the right of Purchaser to own or exercise full rights of ownership of Eveready Common Shares; or

(ii)                                  which, if the Arrangement was consummated, would reasonably be expected to lead to a Parent Material Adverse Effect.

ARTICLE VII.
ADDITIONAL AGREEMENTS

Section 7.1.                                Notice Provisions

(a)                                  Each of Eveready and Parent will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the termination of this Agreement and the Effective Time of any event or state of facts which occurrence or failure would, or would be likely to:

(i)                                     cause any of the representations or warranties of such Party contained herein to be untrue or inaccurate in any material respect on the date hereof or at the Effective Time; or

(ii)                                  result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party hereunder prior to the Effective Time.

(b)                                 Each of Eveready and Parent will promptly notify the other Party of (i) any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from such Party, its Subsidiaries or its representatives), (ii) any material communication from any Governmental Entity in connection with the transactions contemplated by this Agreement (and the response thereto from such Party, its Subsidiaries or its representatives), and (iii) any material Legal Actions threatened or commenced against or otherwise affecting such Party or any of its Subsidiaries that are related to the transactions contemplated by this Agreement.

Section 7.2.                                Non-Solicitation

(a)                                  Except as expressly provided in this Article VII, Eveready will not, directly or indirectly, through any officer, director, employee, representative (including any financial or other advisor) or agent of Eveready or any of its Subsidiaries, take any action of any kind which might, directly or indirectly, interfere with the successful completion of the Arrangement, including any action to (i) solicit, assist, initiate, facilitate or encourage (including by way of furnishing or providing access to any information or permitting any visit to any facilities or properties of Eveready or any of its Subsidiaries, or entering into any form of Contract) the initiation of any inquiries, proposals or offers regarding an Acquisition Proposal, (ii) participate in any discussions or negotiations with any Person (other than Parent, Purchaser and their Affiliates) regarding an actual or potential Acquisition Proposal, (iii) withdraw, amend, modify or qualify, or propose publicly to withdraw, amend, modify or qualify, in a manner adverse to Parent or Purchaser, the approval or recommendation of the Board or any committee thereof of this Agreement or the Arrangement, (iv) accept, approve, endorse or recommend or remain neutral with respect to, or propose publicly to approve, endorse or recommend or remain neutral with respect to, any Acquisition Proposal, or (v) accept or enter into, or publicly propose to accept or enter into, any Contract in respect of an Acquisition Proposal (other than a confidentiality agreement permitted by Section 7.2(d)).

(b)                                 Eveready will, and will cause the officers, directors, employees, representatives and agents of Eveready and its Subsidiaries to, immediately terminate any existing solicitations, discussions or negotiations with any Person (other than Parent or Purchaser and their Affiliates) that has made, indicated any interest to make or may reasonably be expected to make, an Acquisition Proposal and will cease to provide to any such Person any information or access to any information, concerning Eveready or any of its Subsidiaries.  Eveready agrees not to release any third party from, waive any provision of, forebear in the enforcement of, or terminate any confidentiality agreement or standstill agreement to which it is a party.  Eveready will promptly request the return or destruction of all information provided to any third party which, at any time since January 1, 2008, has entered into a confidentiality agreement with Eveready relating to a potential Acquisition Proposal to the extent that such information has not previously been returned or destroyed, and will use all commercially reasonable efforts to ensure that such requests are honoured in accordance with the terms of such agreement. For greater certainty, Eveready will not permit any Person other than Parent, Purchaser and their lenders and advisors to access any virtual data room established except as permitted under Section 7.2(d)(D).

(c)                                  Eveready will promptly (and in any event within 24 hours of receipt by Eveready) notify Parent, at first orally and thereafter in writing, of any proposal, inquiry, offer (or any amendment thereto) or request relating to or constituting an Acquisition Proposal, or that could be reasonably expected to lead to an Acquisition Proposal, in each case received after the date hereof, of which any of its directors, officers, representatives or agents are or become aware, or any amendments to the foregoing, any request for discussions or negotiations, any request for representation on the Board, or any request for non-public information relating to Eveready or any of its Subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of Eveready or any of its Subsidiaries by any Person that informs Eveready or such Subsidiary that it is considering making, or has made, an Acquisition Proposal or any amendment thereto; and Eveready will promptly provide to Parent a description of the material terms and conditions of any such Acquisition Proposal or, inquiry, offer or request, together with a copy of all documentation relating to any such Acquisition Proposal or inquiry, offer or request, the identity of the Person making such proposal, inquiry, offer or request, and any other details of the Acquisition Proposal, contract, documents or negotiations as Parent may reasonably request. Eveready will keep Parent informed of any change to the material terms of any such Acquisition Proposal or proposal, inquiry, offer or request.

(d)                                 Notwithstanding the foregoing provisions of this Section 7.2  or any other provision of this Agreement, the Board will be permitted to (i) withdraw, amend, modify or qualify (or propose to withdraw, amend, modify or qualify) in a manner adverse to Parent the approval or recommendation of this Agreement or the Arrangement; and (ii) participate in any discussions with, or furnish information to any Person in response to an Acquisition Proposal by such Person, if and only to the extent that:

(A)                              Eveready has received an unsolicited bona fide written Acquisition Proposal from such Person and such Acquisition Proposal constitutes a Superior Proposal;

(B)                                Eveready will have complied with all other requirements of this Section 7.2 (other than Section 7.2(g));

(C)                                the Board, after consultation with and based upon the advice of its financial advisors and outside legal counsel, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under all applicable Laws;

(D)                               in the case of clause (ii) of this Section 7.2(d), prior to providing any information or data to such Person in connection with such Acquisition Proposal, the Board receives from such Person an executed confidentiality agreement having substantially the same terms as the Confidentiality Agreement and, taken as a whole, being no less favourable to Eveready than the Confidentiality Agreement (provided that such confidentiality agreement, if not existing on the date hereof, may not preclude Eveready from complying with the provisions of this Agreement and may not include any provision calling for an exclusive right to negotiate with Eveready and may not prohibit Eveready from providing information to Parent regarding the Acquisition Proposal), and Eveready sends a copy of any such confidentiality agreement to Parent promptly upon its execution and Parent is immediately provided with a list of, or in the case of information that was not previously made available to Parent, copies of or access to, any information provided to such Person; and

(E)                                 in the case of clause (ii) of this Section 7.2(d), prior to providing any information or data to any such Person or entering into discussions with any such Person who has made an Acquisition Proposal, Eveready has complied with Section 7.2(c).

(e)                                  Nothing contained in this Section 7.2 will prohibit the Board from making any disclosure to Eveready Shareholders prior to the Effective Time if, in the good faith judgment of the Board, after consultation with outside legal counsel, such disclosure is necessary for the Board to act in a manner consistent with its fiduciary duties or is otherwise required under applicable Law.

(f)                                    Eveready will, within five (5) Business Days, promptly publicly reaffirm its recommendation of this Agreement and the Arrangement after any Acquisition Proposal that is not a Superior Proposal is publicly announced or made.

(g)                                 Nothing contained in this Section 7.2 will limit in any way the obligation of Eveready to convene and hold the Eveready Meeting in accordance with Section 2.2 of this Agreement unless this Agreement is terminated in accordance with Article VIII.

Section 7.3.                                Right to Match

(a)                                  Subject to Section 7.3(b), Eveready covenants that it will not accept, approve, recommend or enter into any agreement, understanding, arrangement or Contract in respect of a Superior Proposal (other than a confidentiality agreement permitted by Section 7.2(d)) unless:

(i)                                     Eveready has complied with its obligations under Section 7.2 and the other provisions of this Article VII and has provided Parent with a copy of the Superior Proposal; and

(ii)                                  a period (the “Response Period”) of five Business Days will have elapsed from the date on which Parent received written notice from the Board of Directors of Eveready that the Board of Directors of Eveready determined, subject only to compliance with this Section 7.3, to accept, approve, recommend or enter into a binding agreement to proceed with the Superior Proposal.  In the event that Eveready provides Parent with the notice contemplated in this Section on a date that is less than five Business Days prior to the Eveready Meeting, Eveready will be entitled to adjourn the Eveready Meeting to a date that is not more than five Business Days after the date of such notice.

(b)                                 During the first three Business Days of the Response Period, Parent will have the right, but not the obligation, to offer to amend the terms of this Agreement.  The Board of Directors of Eveready will review any such proposal by Parent to amend the terms of this Agreement, including an increase in, or modification of, the consideration to be received by the Eveready Shareholders, to determine whether the Acquisition Proposal to which Parent is responding would be a Superior Proposal when assessed against the Arrangement as it is proposed by Parent to be amended.  If the Board of Directors of Eveready determines that the Acquisition Proposal would no longer be a Superior Proposal if the Arrangement was so amended and Parent and Purchaser enter into an amendment to this Agreement incorporating the terms of the amended offer, the Board of Directors of Eveready will promptly publicly reaffirm its recommendation of the Arrangement.  If the Board of Directors of Eveready determines, in good faith after consultation with its financial advisors and its outside counsel, that the Acquisition Proposal continues to be a Superior Proposal, Eveready may approve, recommend, accept or enter into an agreement, understanding or arrangement to proceed with the Superior Proposal.

(c)                                  Each successive amendment to any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Eveready Shareholders will constitute a new Acquisition Proposal for the purposes of this Section 7.3 and Parent will be afforded a new Response Period in respect of each such Acquisition Proposal.

(d)                                 Eveready shall use its commercially reasonable efforts to ensure that the directors and officers of Eveready and each of its Subsidiaries and any investment bankers, counsel or other advisors, representatives or agents retained by Eveready are aware of, and abide by, the provisions of Sections 7.2 and 7.3.

Section 7.4.                                Agreement as to Damages

(a)                                  Notwithstanding any other provision relating to the payment of fees or expenses, in the event of termination of this Agreement and the Plan of Arrangement under the various circumstances set forth below, either Eveready or Parent shall owe the other Party a termination fee and/or reimbursement of expenses, if any, as follows:

(i)                                     if Parent terminates this Agreement pursuant to

(A)                              Section 8.2(c)(i) [Board fails to recommend, etc. or third party acquires 33 1/3%],

(B)                                Section 8.2(c)(ii) [breach by Eveready], or

(C)                                Section 8.2(c)(iii) [Meeting cancelled],

Eveready will pay to Parent a termination fee of $8.0 million (the “Eveready Termination Fee”) within two Business Days of such termination, plus Parent’s Expense Reimbursement Costs not to exceed $5.0 million as provided in Section 7.4(e) below;

(ii)                                  if

(A)                    after the date hereof and prior to the termination of this Agreement, a bona fide Acquisition Proposal will have been made or proposed to Eveready or otherwise publicly announced (which has not been withdrawn), or a Person has publicly announced an intention to do so (which has not been withdrawn),

(B)                      any of the facts set out in Section 8.2(c)(i) (A) through (D) exist after the date hereof and prior to the termination of this Agreement, and

(C)                      this Agreement is terminated by either Parent or Eveready pursuant to Section 8.2(b)(ii) [Required Vote not obtained],

Eveready will pay to Parent the Eveready Termination Fee within two Business Days of such termination, plus Parent’s Expense Reimbursement Costs not to exceed $5.0 million as provided in Section 7.4(e) below; or

(iii)                               if Eveready terminates this Agreement pursuant to Section 8.2(d)(ii) [Board approves agreement for Superior Proposal], Eveready will pay to Parent the Eveready Termination Fee before or concurrently with such termination (and payment of the Eveready Termination Fee will be a condition to the effectiveness of such termination), plus Parent’s Expense Reimbursement Costs not to exceed $5.0 million as provided in Section 7.4(e) below.

(b)                                 If either Parent or Eveready terminates this Agreement pursuant to Section 8.2(b)(ii) [Required Vote not obtained], but not under the circumstances described elsewhere in this Section 8.2, Eveready will pay to Parent its Expense Reimbursement Costs not to exceed $5.0 million as provided in Section 7.4(e) below.

(c)                                  If Eveready terminates this Agreement pursuant to Section 8.2(d)(iii) [Parent’s breach], Parent will pay to Eveready a termination fee of $3.0 million (the “Parent Termination Fee”) within two Business Days of such termination, plus Eveready’s Expense Reimbursement Costs not to exceed $2.0 million as provided under Section 7.4(e) below, and if Parent’s breach relates to its obligations with respect to the Letter of Credit or the Cat Tech Purchase or the Pembina Purchase, Eveready will be entitled, if it elects to do so, to all of its rights referenced in Section 2.4(c) and (d), including the right to call on the Letter of Credit and to pursue specific performance of such Parent obligations as described in Section 2.4(c).

(d)                                 If Parent terminates this Agreement pursuant to Section 8.2(c)(iv) [Parent unable to complete the Financing], Parent will pay to Eveready the Parent Termination Fee before or concurrently with such termination (and payment of the Parent Termination Fee will be a condition to the effectiveness of such termination), plus Eveready’s Expense Reimbursement Costs not to exceed $2.0 million as provided in Section 7.4(e) below.

(e)                                  Expense Reimbursement Costs shall be paid not later than two Business Days after delivery to the Party responsible for such payment of notice of demand for payment and documented itemization setting forth in reasonable detail all Expense Reimbursement Costs (which itemization may be supplemented and updated from time to time until the thirtieth day after delivery of the first notice of demand for payment), provided that no notice of demand for payment may be made more than 60 calendar days following the termination of this Agreement.

(f)                                    The Parties acknowledge that the agreements contained in this Section 7.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Parent nor Eveready would have entered into this Agreement; accordingly, if Eveready or Parent fails to timely pay any amount due pursuant to this Section 7.4 and, in order to obtain the payment, the Party who is owed such payment commences a suit which results in a judgment against the other Party for the payment set forth in this Section 7.4, the defaulting Party shall pay to the other Party its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with such suit, together with interest on the amount due from each day for which payment is due until the date of the payment at the prime rate of the Bank of Canada in effect on the date such payment was required to be made.

Section 7.5.                                Fees and Expenses

Except as provided in Section 7.4, each Party will pay all fees, costs and expenses incurred by such Party in connection with this Agreement and the Arrangement.  For such purposes, the filing fees paid to Governmental Entities in connection with applicable filings under the Competition Act and any applicable antitrust laws of other jurisdictions shall be shared equally by Parent and Eveready.

Section 7.6.                                Liquidated Damages, Injunctive Relief and No Liability of Others

Parent and Eveready acknowledge that all of the payment amounts set out in Section 7.4 are payments of liquidated damages which are a genuine pre-estimate of the damages Parent or Eveready will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Agreement and are not penalties.  Parent and Eveready irrevocably waive any right to raise as a defense that any such liquidated damages are excessive or punitive. For greater certainty, the Parties agree that, subject to Section 7.4, payment of the amount determined pursuant to this Article in the manner provided in respect thereof is the sole monetary remedy of the Party receiving such payment.  Nothing contained herein will preclude a Party from seeking injunctive relief in accordance with Section 9.3 to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or the Confidentiality Agreement or otherwise to obtain specific performance of any of such acts, covenants or agreements, without the necessity of posting a bond or security in connection therewith.  In the event that either Parent or Eveready become liable to make a payment under Section 7.4, there will be no liability of any shareholder, director, officer, employee, advisor or representative of Parent or Eveready or any Affiliate thereof, whether to the other Party or any other Person (including any shareholder, director, officer, employee, advisor or representative thereof) in connection with any liability or other obligation of the Parent or Eveready, and whether hereunder or otherwise in connection with the transactions contemplated hereby.

Section 7.7.                                Access to Information; Confidentiality

(a)                                  From the date hereof until the earlier of the Effective Time and the termination of this Agreement, subject to compliance with applicable Law and the terms of any existing Contracts, Eveready will, and will cause its Subsidiaries and their respective officers, directors, employees, independent auditors, accounting advisers and agents to, afford to Parent and to its officers, employees, agents, representatives, advisers and lenders such access as Parent may reasonably request at all reasonable times, including for the purpose of facilitating integration business planning, to their officers, employees, agents, properties, books, records and Contracts, and will furnish Parent with all data and information as Parent may reasonably request.  Without limiting the foregoing, Parent and its representatives (including its financing sources) will, upon reasonable prior notice, have the right to conduct appraisal and environmental and engineering inspections of each of the Properties, and to contact any third party to a Material Contract to which Eveready or any of its Subsidiaries is a party; provided, that no such inspections will be conducted in a manner which disrupts in any material respect the normal course of business of Eveready at the applicable Property.  Parent and Eveready acknowledge and agree that information furnished pursuant to this Section 7.7(a) will be subject to the terms and conditions of the Confidentiality Agreement.

(b)                                 Parent will provide Eveready and its employees, representatives, agents and advisors with reasonable opportunity and access to investigate the financial condition and operations of Parent and its Subsidiaries in order for the officers and directors of Eveready to properly exercise their fiduciary duty in evaluating the Parent Common Shares to be received by the Eveready Shareholders pursuant to the Arrangement.  Parent and its advisors will cooperate with Eveready with respect to the investigation and, in that regard, Eveready will, upon reasonable notice, have access at all reasonable times to the facilities and personnel of Parent and its Subsidiaries.  Parent and Eveready acknowledge and agree that information furnished pursuant to this Section 7.7(b) will be subject to the terms and conditions of the Confidentiality Agreement.

(c)                                  No investigation conducted pursuant to Section 7.7(a) or Section 7.7(b) shall affect or be deemed to modify any representation or warranty made by any Party hereto,

and nothing in Section 7.7(a) shall require any Party to permit any inspection, or to disclose any information, that in the reasonable judgment of such Party would result in (i) a violation of any of its obligations with respect to confidentiality if such Party shall have used reasonable efforts to obtain the consent of any third party to such inspection or (ii) any violation of Laws relating to the sharing of information between competitors, it being understood that (A) the Parties will provide extracts, or summaries, or aggregations or other information to the greatest extent practicable in a manner that does not result in any such violation or improper disclosure and (B) Eveready will provide certain information in accordance with, and subject to, the confidentiality provisions of the McKinsey Agreement.

Section 7.8.                                Insurance and Indemnification

(a)                                  If the Arrangement shall become effective, Parent will, or will cause Eveready and its Subsidiaries to, maintain in effect without any reduction in scope or coverage for six years from the Effective Time customary policies of directors’ and officers’ liability insurance providing protection equal to or better than the protection provided by the policies maintained by Eveready and its Subsidiaries which are in effect immediately prior to the Effective Time and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Time; provided, however, that Parent will not be required, in order to maintain such directors’ and officers’ liability insurance policy, to pay, or to cause Eveready and its Subsidiaries to pay, an annual premium in excess of 250% of the cost of the existing policies; and provided further that, if equivalent coverage cannot be obtained or can only be obtained by paying an annual premium in excess of 250% of such amount, Parent will only be required to obtain, or to cause Eveready and its Subsidiaries to obtain, as much coverage as can be obtained by paying an annual premium equal to 250% of such amount.  Furthermore, prior to the Effective Time Eveready may, in the alternative, purchase run off directors’ and officers’ liability insurance for a period of up to six years from the Effective Time provided that the premiums will not exceed 250% of the premiums currently charged to Eveready for directors’ and officers’ liability insurance.

(b)                                 Parent agrees that it will directly honour all rights to indemnification or exculpation now existing in favour of present and former officers and directors of Eveready and its Subsidiaries which will survive the completion of the Arrangement.

(c)                                  The provisions of this Section 7.8 are intended for the benefit of, and will be enforceable by, each insured or indemnified Person described in Section 7.8(a), his or her heirs and his or her legal representatives and, for such purpose, the Parties hereby confirm that, in negotiating and agreeing with the provisions of this Section 7.8, Eveready is acting as agent and trustee on their behalf.

Section 7.9.                                Exchange De-Listing

Parent and Eveready will use their commercially reasonable efforts to cause the Eveready Common Shares to be de-listed from the TSX promptly following the Effective Time.

Section 7.10.                         Tax Matters

During the period from the date of this Agreement to the Effective Time, Eveready and its Subsidiaries will:

(a)                                  prepare and timely file all Returns (which shall be correct and complete in all respects) required to be filed by them on or before the Effective Time (“Post-Signing Returns”) in a manner consistent, in all material respects, with past practice, except as otherwise required by applicable Laws;

(b)                                 pay, withhold, collect and remit in a timely fashion all amounts of Taxes required to be so paid, withheld, collected or remitted; and

(c)                                  properly reserve (and reflect such reserve in their books and records and financial statements) for all Taxes payable by them for which no Post-Signing Return is due prior to the Effective Time in a manner consistent with past practice.

Section 7.11.                         Resignations

Subject to confirmation that insurance coverage is maintained as contemplated by Section 7.8, Eveready will obtain and deliver to Parent at the Effective Time evidence reasonably satisfactory to Parent of the resignation effective as of the Effective Time of those directors of Eveready designated by Parent to Eveready in writing at least five calendar days prior to the Effective Time.

ARTICLE VIII.

TERM, TERMINATION, AMENDMENT AND WAIVER

Section 8.1.                                Term

This Agreement will be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

Section 8.2.                                Termination

(a)                                  Termination by Mutual Consent.  This Agreement may be terminated at any time prior to the Effective Time by mutual written consent of Parent and Eveready.

(b)                                 Termination by Either Parent or Eveready.  This Agreement may be terminated by either Parent or Eveready at any time prior to the Effective Time:

(i)                                     if the Effective Time has not occurred on or prior to the Outside Date, except that the right to terminate this Agreement under this clause (i) will not be available to any Party to this Agreement whose failure to fulfill any of its obligations has been a principal cause of, or resulted in, the failure of the Effective Time to occur by such date; or

(ii)                                  if the Required Vote is not obtained at the Eveready Meeting (or any adjournment or postponement thereof); or

(iii)                               if any Law makes the consummation of the Arrangement or the transactions contemplated by this Agreement illegal or otherwise prohibited, and such Law has become final and non-appealable.

(c)                                  Termination By Parent.  This Agreement may be terminated by Parent at any time prior to the Effective Time:

(i)                                     if (A) the Board will have failed to recommend this Agreement or the Arrangement, (B) the Board or any committee thereof will have withdrawn or qualified, amended or modified in a manner adverse to Parent or Purchaser its approval or recommendation of the Arrangement, (C) Eveready or the Board or any committee thereof publicly announces its intention to do, or that it has done, any of the foregoing, (D) the Board fails to publicly reaffirm its recommendation of this Agreement and the Arrangement within five Business Days after the announcement or commencement of any Acquisition Proposal, or (E) any Person (other than Parent, Purchaser or any of their Affiliates) will have become the beneficial owner of 33-1/3% or more of the outstanding Eveready Common Shares (either on a primary or diluted basis); or

(ii)                                  if neither Parent nor Purchaser is in material breach of its obligations under this Agreement and Eveready breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b), and which is not cured within the earlier of (i) the Outside Date, and (ii) 15 Business Days following receipt by Eveready of written notice from Parent of such breach, or which by its nature or timing cannot be cured within such period; or

(iii)                               if the Eveready Meeting is cancelled, adjourned or postponed except as agreed to by Parent in writing or as otherwise permitted in this Agreement; or

(iv)                              if, notwithstanding Parent’s compliance with its covenants under this Agreement (including, without limitation, its covenant in Section 5.4(d)), Parent shall have been unable by the Outside Date to complete the Financing as described in Section 5.4(d), but only so long as Parent pays to Eveready the Parent Termination Fee in accordance with Section 7.4 simultaneously with such termination (any purported termination pursuant to this Section 8.2(c)(iv) being void and of no force or effect unless Parent will have made such payment).

(d)                                 Termination By Eveready.  This Agreement may be terminated by Eveready at any time prior to the Effective Time:

(i)                                     Parent shall fail to deliver the Letter of Credit in accordance with Section 2.4(d) or, if the Arrangement shall not be closed on the Original Closing Date, shall fail to comply with Parent’s obligations to complete the Cat Tech Purchase or the Pembina Purchase in accordance with Section 2.4(c); or

(ii)                                  if the Board of Directors of Eveready approves, and authorizes Eveready to enter into, an agreement providing for the implementation of a Superior Proposal,

but only so long as:  (A) the Board of Directors of Eveready has determined in good faith, after consultation with its financial advisors and outside legal counsel, that such definitive agreement constitutes a Superior Proposal; (B) Eveready pays to Purchaser the Eveready Termination Fee in accordance with Section 7.4 simultaneously with such termination (any purported termination pursuant to this Section 8.2(d)(ii) being void and of no force or effect unless Eveready will have made such payment); and (C) Eveready shall have no right to terminate this Agreement pursuant to this Section 8.2(d)(ii) after the Required Vote for the Arrangement has been obtained and Parent has completed the Cat Tech Purchase and/or the Pembina Purchase to the extent then required by Section 2.4(c); or

(iii)                               if Eveready is not in material breach of any of its obligations under this Agreement and Parent breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b), and which is not cured within the earlier of (A) the Outside Date, and (B) 15 Business Days following receipt by Parent of written notice from Eveready of such breach, or which by its nature or timing cannot be cured within such period.

(e)                                  Effect of Termination.  If this Agreement is terminated in accordance with the foregoing provisions of this Section, this Agreement will forthwith become void and of no further force or effect and no Party will have any further obligations hereunder except as provided in Sections 2.4, 7.4, 7.5, 7.6, 9.2 and this Section 8.2(e) and the Confidentiality Agreement and as otherwise expressly contemplated hereby.

Section 8.3.                                Amendment

This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Eveready Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, and any such amendment may, subject to the Interim Order and Final Order and applicable Laws, without limitation:

(a)                                  change the time for performance of any of the obligations or acts of the Parties;

(b)                                 waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)                                  waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; and/or

(d)                                 waive compliance with or modify any conditions precedent herein contained.

Section 8.4.                                Waiver

Either Parent or Eveready may (i) extend the time for the performance of any of the obligations or acts of the other Party, (ii) waive compliance with any of the other Party’s agreements or the fulfillment of any conditions to its own obligations contained herein, or (iii)

waive inaccuracies in any of the other Party’s representations or warranties contained herein or in any document delivered by the other Party; provided, however, that any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such Party and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived.

ARTICLE IX.

GENERAL PROVISIONS

Section 9.1.                                Notices

All notices and other communications given or made pursuant hereto will be in writing and will be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile or e-mail transmission, or as of the second following Business Day if sent by prepaid overnight courier, to the Parties at the following addresses (or at such other addresses as will be specified by either Parent or Eveready by notice to the other given in accordance with these provisions):

if to Parent or Purchaser:	c/o Clean Harbors, Inc.
	Attention:	Chairman and Chief Executive Officer
	Facsimile:	781-792-5900
	E-mail:	mckima@cleanharbors.com

with a copy (which will not constitute notice) to:	Davis, Malm & D’Agostine, P.C.
One Boston Place
Boston, Massachusetts, U.S.A.
02108
	Attention:	C. Michael Malm
	Facsimile:	(617) 523-6215
	E-mail:	cmalm@davismalm.com

and to	Gowling Lafleur Henderson LLP
Suite 1020 50 Queen Street North
Kitchener, ON N2H 6M2 Canada
	Attention:	Bryce Kraeker
	Facsimile:	(519) 571-5045
	E-mail:	bryce.kraeker@gowlings.com

if to Eveready:	Eveready Inc.
	Attention:	President and Chief Executive Officer
	Facsimile:	780-451-2142
	E-mail:	rod.marlin@evereadyinc.com

with a copy to (which will not constitute notice):	Shea Nerland Calnan LLP
2800, 715-5th Avenue SW
Calgary, Alberta T2P 2X6
	Attention:	Joe Brennan
	Facsimile:	(403) 299-9601
	E-mail:	jbrennan@snclaw.com

Section 9.2.                                Governing Law; Waiver of Jury Trial

This Agreement will be governed, including as to validity, interpretation and effect, by the laws of the Province of Alberta and the laws of Canada applicable therein, and will be construed and treated in all respects as an Alberta contract.  Each of the Parties hereby irrevocably attorns to the non-exclusive jurisdiction of the Courts of the Province of Alberta in respect of all matters arising under and in relation to this Agreement and the Arrangement.  EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

Section 9.3.                                Injunctive Relief

The Parties agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached for which money damages would not be an adequate remedy at law. It is accordingly agreed that the Parties will be entitled to an injunction or injunctions and other equitable relief to prevent breaches of this Agreement, with any requirement for the securing or posting of any bond in connection with obtaining any such injunctive or other equitable relief hereby being waived.

Section 9.4.                                Time of Essence

Time will be of the essence in this Agreement.

Section 9.5.                                Entire Agreement, Binding Effect and Assignment

(a)                                  With the exception of the obligation to issue Parent Common Shares to the Eveready Shareholders in exchange for their Eveready Common Shares, as contemplated in the Plan of Arrangement, and provided it is acceptable to the Court without the imposition of commercially unreasonable conditions or any other conditions that would impede, prevent or materially delay the completion of the transactions contemplated hereby by the Outside Date,  Parent and Purchaser may assign all or any part of their respective rights under this Agreement to, and their respective obligations under this Agreement may be assumed by, a Subsidiary or Affiliate of Parent or Purchaser, provided that if such assignment and/or assumption takes place, Parent and Purchaser will continue to be liable jointly and severally with such Subsidiary or Affiliate, as the case may be, for all of their respective obligations hereunder.  Without limitation of the foregoing, Parent shall be entitled, subject to the terms and conditions of this Section

9.5(a), to assign prior to the Effective Time, should Parent elect to do so and by providing prompt written notice to the other Parties, to either Parent or any wholly-owned direct or indirect Subsidiary of Parent the rights and obligations of Purchaser, as the original purchaser under this Agreement and to substitute either itself or such other wholly-owned Subsidiary as the “Purchaser” under the Plan of Arrangement.  This Agreement will be binding on and will enure to the benefit of the Parties and their respective successors and permitted assigns.

(b)                                 This Agreement (including the schedules hereto), and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.  Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the Parties without the prior written consent of all of the other Parties.

Section 9.6.                                Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 9.7.                                No Third Party Beneficiaries

Except as provided in Section 7.8, and except for the rights of the holders of Eveready Common Shares, Eveready Debentures, Eveready Options and Eveready Deferred Shares to receive the consideration for their Eveready Common Shares, Eveready Debentures, Eveready Options and Eveready Deferred Shares following the Effective Time pursuant to the Arrangement, which rights are hereby acknowledged and agreed by the Parties, this Agreement is not intended to confer any rights or remedies upon any Person other than the Parties to this Agreement.

Section 9.8.                                Rules of Construction

The Parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the Party drafting such agreement or other document.

Section 9.9.                                Counterparts, Execution

This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.  The Parties will be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy will be legally effective to create a valid and binding agreement among the Parties.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Purchaser and Eveready have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CLEAN HARBORS, INC.

By:	/s/ James M. Rutledge
James M. Rutledge, Executive Vice President

CLEAN HARBORS CANADA, INC.

By:	/s/ James M. Rutledge
James M. Rutledge, Executive Vice President

EVEREADY INC.

By:	/s/ Jason Vandenberg
Jason Vandenberg, Chief Financial Officer

Schedule A
To the Acquisition Agreement

Plan of Arrangement

PLAN OF ARRANGEMENT

UNDER SECTION 193

OF THE

BUSINESS CORPORATIONS ACT (ALBERTA)

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1                                 Definitions. In this plan of arrangement, unless there is something in the subject matter or context inconsistent therewith, the following capitalized words and terms shall have the following meanings:

(a)                                  “ABCA” means the Business Corporations Act (Alberta), R.S.A. 2000, c. B-9, together with any amendments thereto and all of the regulations thereunder;

(b)                                 “Acquisition Agreement” means the agreement dated April 29, 2009 among Parent, Purchaser and Eveready, as amended in accordance with its terms prior to the Effective Date, providing for, among other things, the Arrangement;

(c)                                  “Arrangement” means the arrangement pursuant to Section 193 of the ABCA set forth in this plan of arrangement as supplemented, modified or amended in accordance with the Acquisition Agreement, the terms of this plan of arrangement or made at the direction of the Court in the Final Order;

(d)                                 “Articles of Arrangement” means the articles of arrangement in respect of the Arrangement required under the ABCA to be filed with the Registrar after the Final Order is made to give effect to the Arrangement;

(e)                                  “Business Day” means any day, other than a Saturday, a Sunday or a statutory holiday in Calgary, Alberta, Canada or Boston, Massachusetts, United States;

(f)                                    “Cash Consideration” means the cash component of the consideration payable to a holder of Eveready Common Shares upon transfer of such Eveready Common Shares to Purchaser under the Arrangement as set out in section 2.4(b);

(g)                                 “Certificate” means the certificate or other confirmation of filing to be issued by the Registrar pursuant to subsection 193(11) of the ABCA giving effect to the Arrangement;

(h)                                 “Consideration Value” means the sum of (a) $3.30 and (b) the product of 0.1304 and the volume weighted average trading price (translated into Canadian dollars based on the noon exchange rate between Canadian dollars and U.S. dollars as posted on the Bank of Canada website on the date such average trading price is calculated) of Parent Common Shares on the New York Stock Exchange for the ten trading days ending on the Business Day prior to the Effective Date;

(i)                                     “Court” means the Court of Queen’s Bench of Alberta;

(j)                                     “Deferred Share Payment Loan” means the non-interest bearing loan made by Purchaser to Eveready in the amount necessary to fund Eveready’s payment obligation in connection with the redemption of the Deferred Shares in section 2.4(g);

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(k)                                  “Depositary” means Computershare Trust Company of Canada or such other Person that may be appointed by Eveready for the purpose of receiving deposits of certificates formerly representing Eveready Common Shares and Eveready Debentures;

(l)                                     “Eveready” means Eveready Inc., a corporation incorporated under the laws of Alberta;

(m)                               “Eveready Common Shares” means common shares in the capital of Eveready;

(n)                                 “Eveready Debentures” means the 7% convertible unsecured subordinated debentures of Eveready in the principal amount of $50,000,000, originally issued by Predecessor and assumed by Eveready pursuant to the Trust Indenture;

(o)                                 “Eveready Deferred Annual Bonus Share Plan” means the deferred annual bonus share plan of Eveready with an effective date of December 31, 2008;

(p)                                 “Eveready Deferred Shares” means the deferred shares granted under the Eveready Deferred Annual Bonus Share Plan;

(q)                                 “Eveready Meeting” means the special meeting of Eveready shareholders, including any adjournment thereof, that is to be convened as provided by the Interim Order to consider and, if deemed advisable, approve, among other things, the Arrangement;

(r)                                    “Eveready Options” means the options of Eveready issued pursuant to the Eveready Share Option Plan;

(s)                                  “Eveready Share Option Plan” means the stock option plan of Eveready dated December 31, 2008;

(t)                                    “Eveready Shareholder Rights Plan” means the shareholder rights plan of Eveready dated as of December 31, 2008;

(u)                                 “Effective Date” means the effective date of the Arrangement, being the date on which the Articles of Arrangement are filed under the ABCA and the Certificate is issued, thereby giving effect to the Arrangement;

(v)                                 “Effective Time” means • a.m. (Calgary time) on the Effective Date;

(w)                               “Exercise Price” means the price at which an Eveready Option may be exercised;

(x)                                   “Final Order” means the final order of the Court approving the Arrangement pursuant to subsection 193(9) of the ABCA, as such order may be affirmed, amended or modified by any court of competent jurisdiction;

(y)                                 “Interim Order” means the order of the Court pursuant to subsection 193(4) of the ABCA ordering the Eveready Meeting and setting out certain declarations and directions in respect of the Arrangement and the holding of the Eveready Meeting, as such order may be affirmed, amended or modified by any court of competent jurisdiction;

(z)                                   “Letter of Transmittal” means the letter of transmittal sent to Eveready shareholders and holders of Eveready Debentures for use in connection with the Arrangement;

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(aa)                            “Lien” means any hypothec, mortgage, lien, charge, security interest, pledge, claim, right of first offer or refusal, voting agreement, encumbrance and adverse right or adverse claim;

(bb)                          “Option Payment Loan” means the non-interest bearing loan, if any, made by Purchaser to Eveready in the amount necessary to fund Eveready’s payment obligation, if any, in connection with the surrender of certain Eveready Options in section 2.4(d);

(cc)                            “Parent” means Clean Harbors, Inc., a corporation incorporated under the laws of Massachusetts, United States;

(dd)                          “Parent Common Shares” means common shares in the capital stock of Parent;

(ee)                            “Person” includes an individual, limited or general partnership, limited liability company, limited liability partnership, trust, joint venture, association, body corporate, unincorporated organization, trustee, executor, administrator, legal representative, governmental entity or any other entity, whether or not having legal status;

(ff)                                “Predecessor” means Eveready Income Fund, a limited purpose trust established under the laws of Alberta, which is on the date of this plan of arrangement a wholly-owned Subsidiary of Eveready;

(gg)                          “Purchaser” means either (i) Clean Harbors Canada, Inc., a wholly-owned indirect subsidiary of Parent incorporated under the laws of New Brunswick, or (ii) Parent or any other wholly-owned direct or indirect Subsidiary of Parent in the event that prior to the Effective Time Parent shall assign either to Parent or such other wholly-owned Subsidiary of Parent in accordance with the Acquisition Agreement the rights and obligations of Clean Harbors Canada, Inc. as the original Purchaser under the Acquisition Agreement;

(hh)                          “Put Right” means the right of the holders of Eveready Debentures to require Eveready to repurchase Eveready Debentures at a price equal to 101% of the principal amount of Eveready Debentures in the event of a change of control of Eveready, as provided in the Eveready Debentures and the Trust Indenture;

(ii)                                  “Registrar” means the Registrar of Corporations appointed pursuant to section 263 of the ABCA;

(jj)                                  “Repurchase Loan” means the non-interest bearing loan made by Purchaser to Eveready in the amount necessary to fund Eveready’s payment obligation in connection with the repurchase of Eveready Debentures in section 2.4(i);

(kk)                            “Subsidiary” means, with respect to Eveready or Parent, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries;

(ll)                                  “Tax Act” means the Income Tax Act, R.S.C. 1985, C.1. (5th Supp.), together with any amendments thereto and all of the regulations thereunder;

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(mm)                      “Trustee” means Computershare Trust Company of Canada or such other successor trustee duly appointed under the Trust Indenture; and

(nn)                          “Trust Indenture” means the trust indenture entered into between Predecessor and the Trustee dated June 15, 2006 in respect of the Eveready Debentures, as supplemented by the supplemental indenture entered into between Predecessor, Eveready and the Trustee dated December 31, 2008.

1.2                                 Interpretation Not Affected by Headings. The division of this plan of arrangement into articles, sections, subsections, paragraphs and subparagraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this plan of arrangement. Unless otherwise specifically indicated, the terms “this plan of arrangement”, “the Arrangement,” “hereof”, “herein”, “hereunder” and similar expressions refer to this plan of arrangement and the Arrangement as a whole and not to any particular article, section, subsection, paragraph or subparagraph and include any agreement or instrument supplementary or ancillary hereto.

1.3                                 Number and Gender. Unless the context otherwise requires, words importing the singular number only shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuter.

1.4                                 Meaning. Words and phrases used herein and defined in the ABCA shall have the same meaning herein as in the ABCA, unless the context otherwise requires.

1.5                                 Deemed Currency. Unless otherwise stated, all references in this plan of arrangement to sums of money are expressed in lawful money of Canada.

ARTICLE 2
THE ARRANGEMENT

2.1                                 Binding Effect. At the Effective Time, the Arrangement will become effective and binding on: (a) Eveready; (b) Parent; (c) Purchaser; (d) all holders and all beneficial owners of Eveready Common Shares; (e) all holders and all beneficial owners of Eveready Options; (f) all holders and all beneficial owners of Eveready Deferred Shares; and (g) all holders and all beneficial owners of Eveready Debentures.

2.2                                 Acquisition Agreement.  This plan of arrangement is made pursuant to, and is subject to the provisions of, the Acquisition Agreement.

2.3                                 Articles of Arrangement.  The Articles of Arrangement shall be filed, and the Certificate shall be issued, with respect to the Arrangement in its entirety.  The Certificate shall be conclusive evidence that the Arrangement has become effective in accordance with its terms in the sequence provided herein.

2.4                                 The Arrangement. At the Effective Time, the following shall occur and shall be deemed to occur in the following order and without any further act or formality:

Eveready Shareholder Rights Plan

(a)                                  The Eveready Shareholder Rights Plan shall be terminated and all rights issued thereunder shall be extinguished without the payment of any consideration therefor.

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Eveready Common Shares

(b)                                 Each outstanding Eveready Common Share held by each Eveready shareholder, other than Parent, Eveready, any Subsidiary of Parent or any Subsidiary of Eveready (which Eveready Common Shares shall not be transferred under the Arrangement and shall be cancelled at the Effective Time and cease to exist), will be transferred by the holder thereof to, and acquired by, Purchaser without any act or formality on the part of the holders of such Eveready Common Shares or Purchaser, free and clear of all Liens in exchange, with respect to each Eveready Common Share held by such holder, for (i) 0.1304 Parent Common Share; and (ii) a cash payment in the amount of $3.30, payable in accordance with Article 3, and the name of each such holder of Eveready Common Shares will be removed from the register of holders of Eveready Common Shares and added to the register of holders of Parent Common Shares, as applicable.

(c)                                  With respect to each Eveready Common Share transferred and acquired in accordance with section 2.4(b):

(i)                                     The holder thereof shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise required to transfer such Eveready Common Shares in accordance with section 2.4(b) and such holder shall cease to be the holder of such transferred Eveready Common Shares; and

(ii)                                  Purchaser shall be deemed to be the beneficial owner of all of Eveready Common Shares transferred and acquired in accordance with section 2.4(b), free and clear of all Liens, and Purchaser’s name shall be entered on the register of holders of Eveready Common Shares as the legal holder thereof.

Eveready Options

(d)                                 Each Eveready Option, if any, that has not been exercised prior to the Effective Time and that has an Exercise Price that is less than the Consideration Value shall be surrendered to Eveready for cancellation in exchange for a cash payment from Eveready in an amount equal to the difference between the Consideration Value and the Exercise Price and the holder of such Eveready Option shall thereafter only have the right to receive the consideration, if any, to which he or she is entitled pursuant to this section 2.4(d) and all such Eveready Options shall be terminated and Eveready shall have no liabilities or obligations with respect to such Eveready Options except pursuant to this section 2.4(d).

(e)                                  Each Eveready Option, if any, that has not been exercised prior to the Effective Time and that has an Exercise Price that is equal to or greater than the Consideration Value shall be cancelled and terminated and shall cease to represent any right or claim whatsoever.

(f)                                    The Eveready Share Option Plan shall be terminated.

Eveready Deferred Shares

(g)                                 The Eveready Deferred Shares shall be redeemed for cancellation and each holder thereof shall receive, for each Eveready Deferred Share recorded in such holder’s deferred share account under the Eveready Deferred Annual Share Bonus Plan, a cash payment equal to the volume weighted average price of all Eveready Common Shares traded on the Toronto Stock Exchange for the ten trading days immediately preceding the Effective Date.

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(h)                                 The Eveready Deferred Annual Share Bonus Plan shall be terminated.

Eveready Debentures

(i)                                     Each of the holders of Eveready Debentures will be deemed to have exercised the Put Right and Eveready Debentures shall be transferred by the holder thereof to, and acquired by, Eveready, without any act or formality on the part of the holders of such Eveready Debentures or Eveready, free and clear of all Liens for $1,010 for each $1,000 aggregate face amount of Eveready Debentures held, plus accrued interest to but excluding the Effective Date.

(j)                                     With respect to each Eveready Debenture transferred and acquired in accordance with section 2.4(i):

(i)

The holder thereof shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise required to transfer such Eveready Debentures in accordance with section 2.4(i) and such holder shall cease to be the holder of such transferred Eveready Debentures;

(ii)

The names of the holders who have transferred each of such holder’s Eveready Debentures shall be removed as the holders from the register of Eveready Debentures maintained by or on behalf of Eveready; and

(iii)	The Eveready Debentures shall be cancelled and terminated.

Other Securities

(k)                                  Any and all others securities of Eveready that may be exercised for, or converted into, Eveready Common Shares shall be fully and finally cancelled and terminated and the holders thereof shall have no further rights or entitlements thereunder.

ARTICLE 3
CASH, CERTIFICATES AND FRACTIONAL SHARES

3.1                                 Eveready Common Shares and Eveready Debentures.

(a)                                  After the Effective Time, each certificate formerly representing Eveready Common Shares shall represent only the right to receive the consideration the holder of Eveready Common Shares represented by the certificate is entitled to in accordance with the terms of the Arrangement (less any amounts withheld pursuant to section 3.8) upon such holder depositing with the Depositary the certificate and such other documents and instruments as the Depositary may reasonably require.

(b)                                 After the Effective Time, each certificate formerly representing Eveready Debentures shall represent only the right to receive the consideration the holder of Eveready Debentures represented by the certificate is entitled to in accordance with the terms of the Arrangement (less any amounts withheld pursuant to section 3.8) upon such holder depositing with the Trustee the certificate and such other documents and instruments as the Trustee may reasonably require.

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3.2                                 Payment of Consideration.

(a)                                  At the Effective Time, Parent and Purchaser shall cause to be deposited, on behalf of Purchaser, with the Depositary and to be held in escrow for the benefit of Eveready shareholders, holders of Eveready Options, holders of Eveready Deferred Shares and holders of Eveready Debentures (i) cash in the aggregate amount equal to the payments required by section 2.4(b), section 2.4(d), section 2.4(g) and section 2.4(i) for the benefit of Eveready shareholders, holders of Eveready Options, holders of Eveready Deferred Shares and holders of Eveready Debentures; and (ii) the Parent Common Shares for the benefit of Eveready shareholders, registered in such name or names as instructed by the Depositary.  The cash deposited in respect of the payments required by section 2.4(d), section 2.4(g) and section 2.4(i) shall constitute the Option Payment Loan, the Deferred Share Payment Loan and the Repurchase Loan, respectively.  All cash deposited with the Depositary shall be held in an interest-bearing account and any interest earned on such funds shall be for the account of Purchaser.

(b)                                 Purchaser shall direct the Depositary to transfer and cause to be deposited with the Trustee the cash held by the Depositary in escrow for the benefit of the holders of Eveready Debentures, in the aggregate amount equal to the payments required by section 2.4(i).  All cash deposited with the Trustee shall be held in an interest-bearing account and any interest earned on such funds shall be for the account of Purchaser.

(c)                                  Upon surrender to the Depositary for transfer to Purchaser of a certificate, which immediately prior to the Effective Time represented Eveready Common Shares in respect of which the holder is entitled to receive Parent Common Shares and Cash Consideration under the Arrangement, together with a duly completed Letter of Transmittal and such other documents and instruments as would have been required to effect the transfer of Eveready Common Shares formerly represented by such certificate under the ABCA and the by-laws of Eveready, and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder: (i)  the amount of cash such holder is entitled to under the Arrangement; and (ii) a certificate representing that number of Parent Common Shares which such holder has the right to receive (less any amounts withheld pursuant to section 3.8), and any certificates so surrendered shall be transferred to Purchaser. No interest shall be paid to holders of certificates that formerly represented Eveready Common Shares in respect of the Cash Consideration.

(d)                                 Upon surrender to the Trustee for cancellation of a certificate, which immediately prior to the Effective Time represented Eveready Debentures in respect of which the holder is entitled to receive a cash payment pursuant to section 2.4(i), together with a duly completed Letter of Transmittal and such other documents and instruments as would have been required to effect the transfer of Eveready Debentures formerly represented by such certificate under the terms of the Trust Indenture, and such additional documents and instruments as the Trustee may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder the amount of cash such holder is entitled to under section 2.4(i)  (less any amounts withheld pursuant to section 3.8), and any certificates so surrendered shall forthwith be cancelled. No interest shall be paid to holders of certificates that formerly represented Eveready Debentures in respect of any cash payable to such holders under section 2.4(i).

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(e)                                  Upon the written instruction of Eveready, the Depositary shall deliver to each holder of Eveready Options, if any, with an Exercise Price less than the Consideration Value, the amount of cash such holder, if any, is entitled to under section 2.4(d) (less any amounts withheld pursuant to section 3.8).  No interest shall be paid to holders of Eveready Options in respect of any cash payable to such holders under section 2.4(d).

(f)                                    Upon the written instruction of Eveready, the Depositary shall deliver to each holder of Eveready Deferred Shares, the amount of cash such holder is entitled to under section 2.4(g) (less any amounts withheld pursuant to section 3.8).  No interest shall be paid to holders of Eveready Deferred Shares in respect of any cash payable to such holders under section 2.4(g).

3.3                                 Lost Certificate. If any certificate, which immediately prior to the Effective Time represented Eveready Common Shares or Eveready Debentures, has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of such Eveready Common Shares or Eveready Debentures claiming such certificate to be lost, stolen or destroyed, the Depositary, in respect of Eveready Common Shares, and the Trustee, in respect of Eveready Debentures, will issue in exchange for such lost, stolen or destroyed certificate the consideration deliverable to such holder in respect of such lost, stolen or destroyed certificate under section 2.4(b) or section 2.4(i).  When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom the consideration is to be delivered shall, as a condition precedent to the delivery of such consideration, give a bond satisfactory to Purchaser and the Depositary or Trustee, as the case may be, acting reasonably, in such sum as Purchaser may direct, or otherwise indemnify Purchaser, Eveready, and the Depositary or the Trustee, as the case may be, in a manner satisfactory to Purchaser, Eveready, and the Depositary or the Trustee, acting reasonably, against any claim that may be made against Purchaser, Eveready and the Depositary or the Trustee, as the case may be, with respect to the certificate alleged to have been lost, stolen or destroyed.

3.4                                 Dividends and Other Payments. After the Effective Time, Eveready shareholders and holders of Eveready Debentures shall not be entitled to any interest, dividend, premium or other payment on or with respect to Eveready Common Shares or Eveready Debentures other than the consideration which they are entitled to receive pursuant to the terms of the Arrangement.

3.5                                 No Fractional Shares. No fractional Parent Common Shares will be issued.  The aggregate number of Parent Common Shares issued to an Eveready shareholder shall be rounded up to the next greater whole number of Parent Common Shares if the fractional entitlement is equal to or greater than 0.5, and shall be rounded down to the next lesser whole number of Parent Common Shares if the fractional entitlement is less than 0.5.

3.6                                 Distribution with Respect to Undelivered Certificates. All dividends paid or distributions made in respect of Parent Common Shares to which a former Eveready shareholder is entitled in accordance with the terms of the Arrangement, but for which a certificate representing the Parent Common Shares has not been delivered to such Eveready shareholder, shall be paid or delivered to the Depositary to be held in trust for such Eveready shareholder for delivery to Eveready shareholder (less any amounts withheld pursuant to section 3.8).

3.7                                 Extinguishment of Rights. Any certificate formerly representing Eveready Common Shares or Eveready Debentures that is not deposited with all other documents required hereunder on or before the sixth anniversary of the Effective Date shall cease to represent a right or claim of any kind or nature and the right of the holder of Eveready Common Shares or Eveready Debentures represented by any such certificate to receive consideration pursuant to this Arrangement shall be deemed to be surrendered to Parent together with all dividends, distributions and any interest thereon held for such holder.

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3.8                                 Withholding Rights. Eveready, Parent, Purchaser, Depositary and Trustee shall be entitled to deduct and withhold from any dividend, price or consideration otherwise payable to any holder of Eveready Common Shares, Eveready Debentures, Eveready Options or Eveready Deferred Shares such amounts as Eveready, Parent, Purchaser, the Depositary or the Trustee is required to deduct and withhold with respect to such payment under the Tax Act, or any provision of federal, provincial, territorial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the securities in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. Eveready, Parent, Purchaser, the Depositary and the Trustee are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to Eveready, Parent, Purchaser, the Depositary or the Trustee, as the case may be, to enable it to comply with such deduction or withholding requirement and Eveready, Parent, Purchaser, the Depositary or the Trustee shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale.

ARTICLE 4
AMENDMENTS

4.1                                 Amendments:

(a)                                  Eveready, Parent and Purchaser may, at any time and from time to time before the Effective Date, vary, amend, modify or supplement this plan of arrangement, provided that each such amendment, modification and/or supplement must be (i) set out in writing; (ii) approved by each of Eveready, Parent and Purchaser; (iii) filed with the Court and, if made following the Eveready Meeting, approved by the Court, and (iv) communicated to Eveready shareholders, if and as required by the Court.

(b)                                 Any amendment, modification or supplement to this Arrangement may, with the consent of other Parties to the Acquisition Agreement, be proposed by Eveready, Parent or Purchaser at any time prior to or at the Eveready Meeting with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Eveready Meeting (other than as may be required under the Interim Order), shall become part of this plan of arrangement for all purposes.

(c)                                  Notwithstanding any other provision of this plan of arrangement, any amendment, modification or supplement of this plan of arrangement that is approved by the Court following the Eveready Meeting shall be effective only if it is consented to by each of Eveready, Parent and Purchaser.

(d)                                 Any amendment, modification or supplement to this plan of arrangement may be made following the Effective Date unilaterally by Purchaser, provided that it concerns a matter which, in the reasonable opinion of Purchaser and its counsel, is of an administrative nature required to better give effect to the implementation of the Arrangement and is not adverse to the economic interest of any former holder of Eveready Common Shares, Eveready Options, Eveready Deferred Shares or Eveready Debentures.

ARTICLE 5
FURTHER ASSURANCES

5.1                                 Further Assurances.  Notwithstanding that the transactions and events set out herein shall occur and shall be deemed to occur in the order set out in this plan of arrangement without any further act or

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formality, each of the Parent, Purchaser and Eveready shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by either of them in order to further, to document or to evidence any of the transactions or events set out herein.

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Schedule B
To the Acquisition Agreement

Special Resolution of the Eveready Shareholders

BE IT RESOLVED THAT:

1.                                       The arrangement (the “Arrangement”) under Section 193 of the Business Corporations Act (Alberta) (the “ABCA”) involving Eveready Inc. (“Eveready”) and the holders of Eveready common shares, options, deferred shares and $50 million principal amount of 7% convertible debentures (the “Securityholders”), all as more particularly described and in the form set forth in Appendix • to the management information circular (the “Circular”) of Eveready accompanying the notice of this meeting (as the Arrangement may be modified or amended), is hereby authorized, approved and adopted.

2.                                       The plan of arrangement, as it may be or has been amended (the “Plan of Arrangement”), involving Eveready, the full text of which is set out in Schedule A to the Acquisition Agreement dated as of April 29, 2009, among Clean Harbors, Inc. (“Parent”), Clean Harbors Canada, Inc. (“Purchaser”) and Eveready (the “Acquisition Agreement”), is hereby authorized, approved and adopted.

3.                                       The Acquisition Agreement, the actions of the directors of Eveready in approving the Arrangement and the actions of the officers of Eveready in executing and delivering the Acquisition Agreement and any amendments thereto are hereby ratified and approved.

4.                                       Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the shareholders of Eveready or that the Arrangement has been approved by the Court of Queen’s Bench of Alberta, the directors of Eveready, without further notice or approval of the Securityholders, are hereby authorized and empowered (i) to amend the Acquisition Agreement, or the Plan Arrangement to the extent permitted by the Acquisition Agreement, or the Plan of Arrangement, (ii) subject to the terms of the Acquisition Agreement, not to proceed with the Arrangement and (iii) to revoke this resolution at any time prior to the Plan of Arrangement becoming effective pursuant to the provisions of the ABCA.

5.                                       Any officer or director of Eveready is hereby authorized and directed for and on behalf of Eveready to execute and deliver articles of arrangement and such other documents as are necessary or desirable under the ABCA in accordance with the Acquisition Agreement.

6.                                       Any officer or director of Eveready is hereby authorized and directed for and on behalf of Eveready to execute or cause to be executed and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as in such person’s opinion may be necessary or desirable to give full effect to the foregoing resolution, including the transactions contemplated by the Plan of Arrangement and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

Schedule C
To the Acquisition Agreement

Regulatory Approvals

Part A — Canada

•                                          Expiration of the applicable waiting period related to merger pre-notification under Part IX of the Competition Act, or earlier termination or waiver thereof in accordance with the Competition Act, and the Commissioner of Competition will have advised Purchaser in writing (which advice will not have been rescinded or amended) that there are not sufficient grounds to initiate proceedings before the Competition Tribunal under the merger provisions of the Competition Act in respect of the Arrangement; or the Commissioner will have issued an advance ruling certificate in respect of the Arrangement pursuant to Section 102 of the Competition Act.

•                                          The Minister for the purposes of the Investment Canada Act (“ICA”) (i) is satisfied or is deemed to be satisfied that the investment is likely to be of net benefit to Canada pursuant to s. 16(1) of the ICA, and (ii) is satisfied that the investment would not be injurious to national security pursuant to s. 25.3(6) of the ICA.

•                                          Approvals of the Canadian Securities Administrators and The Toronto Stock Exchange as required.

•                                          All Canadian federal or provincial government or regulatory approvals, waivers, permits, consents, reviews, orders, decisions and exemptions that, in Parent’s reasonable judgment, are necessary or desirable to complete the Arrangement shall have been obtained or concluded, or in the case of waiting or suspensory periods, expired or been terminated, each on terms and conditions satisfactory to Parent, acting reasonably.

•                                          An Order in Council exclusion from the Foreign Ownership of Lands Regulation, ALTA. Reg. 160/1979.

Part B — United States

•                                          All United States federal or state government or regulatory approvals, waivers, permits, consents, reviews, orders, decisions and exemptions that relate to operations in the United States on the date of this Agreement of certain of the Eveready Subsidiaries and, in Parent’s reasonable judgment, are necessary or desirable to complete the Arrangement, shall have been obtained or concluded, or in the case of waiting or suspensory periods, expired or been terminated, each on terms and conditions satisfactory to Parent, acting reasonably.